EXHIBIT 10.1

20 AUGUST 2011

BERNER SE

DEED POLL

i

THIS DEED is made on 20 August 2011
BY
BERNER SE, a company incorporated in Germany, whose registered office is at Bernerstrasse 6, D-74653, Künzelsau (registered with the District Court of Stuttgart with registered number HRB 735610) (“Berner”)
IN FAVOUR OF the Beneficiary (as defined below).
BACKGROUND:
WHEREAS

(A)
Further to the exploratory discussions which have taken place between Berner (and its Affiliates (as defined below)) and the Beneficiary and its Affiliates, in relation to the Beneficiary’s possible contemplation of a sale of Barnes Distribution Europe (a “Potential Transaction”), which business (the “BDE Business”) comprises the European ‘KENT’, ‘Toolcom’ and ‘BD France’ business units in which Affiliates of the Beneficiary are engaged, Berner has after due consideration and having obtained all requisite corporate approvals and authorisations to do so, decided to enter into this Deed which sets out its binding offer to acquire (through its Affiliates) the BDE Business, in the event of a decision by the Beneficiary to sell the BDE Business to Affiliates of Berner (the “Binding Offer”).

(B)
Berner acknowledges that employees of the KENT and BD France business units in France are represented by works councils and that their employers would be required to consult with those works councils in connection with (and in advance of) any decision to sell the BDE Business to Affiliates of Berner and, accordingly, neither the Beneficiary nor any of its Affiliates may agree the terms of the Binding Offer or enter into any commitment to sell the BDE Business to Affiliates of Berner pending such consultation.

THIS DEED WITNESSES AS FOLLOWS:

1.	Definitions and Interpretation

1.1	Definitions
In this Deed:

“Affiliate”
means, in relation to any body corporate, any person which is from time to time a subsidiary, subsidiary undertaking, parent company or holding company of that body corporate or of such subsidiary, subsidiary undertaking, parent company or holding company as the case may be;

“Annexed SPA”	means the SPA as attached in the Annex to this letter;
“Beneficiary”	means Barnes Group Inc., a company incorporated in Delaware, whose registered office is at 123 Main Street, Bristol (CT), United States;

“BGL”	has the meaning given in the Annexed SPA;
“Business Day”	means a day on which banks are ordinarily open for business in London, England, Bristol (CT), USA and Künzelsau, Germany;
“Buyer”	has the meaning given in the Annexed SPA;
“Buyer Signing Date”	has the meaning given in Clause 2.2 of this Deed;
“Disclosed”	has the meaning given in the Annexed SPA;
“Disclosure Letter”	means the Disclosure Letter as attached in the Annex to this letter;
“Governmental Authority”	has the meaning given in the Annexed SPA;
“Material Adverse Effect”	has the meaning given in the Annexed SPA;
“Seller”	has the meaning given in the Annexed SPA;
“Seller Warranties”	has the meaning given in the Annexed SPA;
“Signing Notice”	has the meaning given in Clause 2.2 of this Deed;
“SPA”	means a share and asset purchase agreement relating to the acquisition of the BDE Business; and
“Target Entities”	has the meaning given in the Annexed SPA;
“Transaction Documents”
means the agreements pursuant to which Berner and its Affiliates would acquire the BDE Business, as attached in the Annex to this Deed in the form Berner and its Affiliates are prepared to sign and which are listed in the Schedule to this Deed.

1.2	Interpretation

1.3	In this Agreement unless otherwise specified or the context otherwise requires:

1.3.1	“subsidiary”, “subsidiary undertaking”, “parent company” and “holding company” have the meaning given in sections 1159 and 1162 of the Companies Act 2006; and

1.3.2	reference to the time of day is reference to time in London, England.

2.	Transaction Documents

2.1	Berner agrees that its obligations under this Deed shall only terminate in accordance with Clause 2.5.2, Clause 2.5.3, Clause 2.6 or Clause 5 of this Deed.

2.2
In consideration of and subject to the provision of the undertakings as to exclusivity and, in certain circumstances, the reimbursement of certain of its costs and expenses, which we require to be given in favour of Berner by the Beneficiary pursuant to a side letter in the form of the draft attached to this Deed, to be entered into on or about the date of this Deed (the “Side Letter”), Berner agrees, irrevocably and unconditionally subject only to Clauses 2.5.2 and 2.5.3 of this Deed, that the Beneficiary may designate a date (the “Buyer Signing Date”) in the period on and from the date of this Deed to and including midnight (London time) on 31 January 2012, on which counterparts of the Annexed SPA and the Transaction Documents, or any of them, are to be executed by Berner and/or any of its relevant Affiliates in accordance with Clause 2.3 of this Deed, by delivering notice of its designation of the Buyer Signing Date (a “Signing Notice”) in writing to Berner at least five Business Days prior to the Buyer Signing Date.

2.3
Berner undertakes, irrevocably and unconditionally subject only to Clauses 2.5.2 and 2.5.3 of this Deed, that it shall, and shall procure that each of its relevant Affiliates shall, duly execute and deliver to the Beneficiary, following receipt by Berner of a Signing Notice and Disclosure Letter signed by Barnes and on the Buyer Signing Date set out therein, a counterpart of the Annexed SPA with such amendments (if any) as may be agreed between the entities to be parties thereto.

2.4
Berner acknowledges and agrees that the Beneficiary and its relevant Affiliates may only agree the terms of the Transaction Documents (including the SPA) (including amendments (if any)), and enter into them, having obtained and taken into account the opinion on the Potential Transaction of each of the KENT and BD France works councils, which at the date of this Deed have not yet been obtained and, accordingly, that nothing in this letter, any other correspondence in respect of, or exploratory discussions concerning, a Potential Transaction, constitutes any commitment on the part of the Beneficiary or any of its Affiliates to enter into any Transaction Document or that the terms of any Transaction Document are agreed.

2.5
Berner is making the Binding Offer on the following assumptions and on the basis that Berner shall have the right to revoke its Binding Offer and to terminate this Deed in the circumstances set out in Clause 2.5.2 and Clause 2.5.3 below:

2.5.1
that the Seller Warranties set out in Schedule 5 to the Annexed SPA, other than those Seller Warranties set out in paragraphs 11B and 16B in such Schedule 5, would be true and correct if given by the Seller on the date of this Deed, subject as set out in the Disclosure Letter annexed to this Deed (in a form the Buyer would be prepared to accept and countersign), as qualified by the other matters Disclosed, and provided that, in the event of any breach of any such Seller Warranty if and as so given on the date of this Deed, Berner shall not be entitled to revoke its Binding Offer or terminate this Deed and the only recourse of Berner or the Buyer would be the rights the Buyer would have to make a damages claim under an executed SPA;

2.5.2
that the BDE Business will be operated in the ordinary course during the period commencing on the date immediately after the date of this Deed to the date of an executed SPA, and “ordinary course” for these purposes shall, subject to the amendment set out in the following sentence, constitute operation of the business as if the restrictions in Schedule 11 to the Annexed SPA were in full force and effect mutatis mutandis as if each reference in Schedule 11 to the Annexed SPA were a reference to this Deed, but subject to the provisions of paragraph 4 of Schedule 11, and if Berner notifies the Beneficiary of any event which occurs in such period which would constitute a default of any restriction set out in that Schedule 11, if in full force and effect and subject to the provisions of paragraph 4 of Schedule 11, which, if remediable, has not been remedied to the reasonable satisfaction of Berner within 20 Business Days of such notice, Berner shall have the right to revoke its Binding Offer and to terminate this Deed. For the purposes of this Clause 2.5.2, paragraph 2.5 of Schedule 11 to the Annexed SPA shall be amended to read as follows: “make any material change in the terms and conditions of employment/engagement of any Key Employee or of the employees of any of the ‘KENT’, ‘Toolcom’ or ‘BD France’ business units, taken as a whole, but in each case looked at individually as a unit”;

2.5.3
that on and from the date of this Deed to the date of an executed SPA there shall not occur any event, circumstance, development or occurrence which individually or together with any other such event, circumstance, development or occurrence, has a Material Adverse Effect, and if there occurs such a Material Adverse Effect in such period, Berner shall have the right to revoke its Binding Offer and to terminate this Deed; and

2.5.4	that the Beneficiary will perform its obligations set out in paragraph 3 of the Side Letter.

2.6
In the event that the SPA has not been entered into by the Beneficiary and the Seller by midnight (London time) on 1 February 2012, this Deed shall be terminated and all counterpart documents delivered pursuant to Clause 2.3 of this Deed shall be void and of no effect.

2.7
Berner warrants in favour of the Beneficiary that each of the statements set out in Clause 8 (other than 8.1.1 in respect of the French New Holdco which is in the process of being incorporated) of the Annexed SPA is true and correct as of the date of this Deed, as if each such statement were set out in full in this Deed, mutatis mutandis as if each reference therein to the Annexed SPA were a reference to this Deed.

2.8
If at any time between the date of this Deed and the earlier of: (a) the date immediately prior to the date of signing by the Beneficiary and the Seller of the SPA; and (b) the date of termination of this Deed pursuant to Clause 2.5.2, Clause 2.5.3, Clause 2.6 or Clause 5 of this Deed, Berner becomes aware that any Seller Warranty assumed to be true and correct if and as given at the date of this Deed, as provided in Clause 2.5.1, would not have been true and correct if so given, or would not be true and correct if given on each date between the date of this Deed and the earlier of: (a) the date of signing by the Beneficiary and the Seller of the SPA; and (b) the date of termination of this Deed pursuant to Clause 2.5.2, Clause 2.5.3, Clause 2.6 or Clause 5 of this Deed, it shall promptly notify the Beneficiary of the relevant circumstances in sufficient detail to enable an accurate assessment of the situation reasonably to be made.

2.9
Berner undertakes that, subject to paragraph 3.4 of the Side Letter, it shall, and shall procure that each of its Affiliates shall, comply with the provisions of Clause 11.8 of the Annexed SPA (including as to the restricted scope of its and their contact with employees, officers, directors, customers and suppliers of the Target Entities and BGL), on and from the date of this Deed as if such Clause 11.8 were in full force and effect.

3.	Works Councils
Berner agrees that it shall between the date of this Deed and the earlier of: (a) the date of signing by the Beneficiary and the Seller of the SPA; and (b) the date of termination of this Deed pursuant to Clause 2.5.2, Clause 2.5.3, Clause 2.6 or Clause 5 of this Deed, co-operate with the Beneficiary and its Affiliates and to the extent permitted by law, recognising that it is the Seller’s relevant Affiliates’ legal duty to inform the works councils, provide all information and assistance (including personnel) reasonably required:

3.1.1	in preparation for the KENT and BD France works councils consultation process, in order to enable the necessary works councils consultation process to commence as soon as possible; and

3.1.2
in the conduct of the works councils consultation process throughout the duration of the process (including participating in meetings with the works councils as the Beneficiary and/or its Affiliates may reasonably require).

4.	Regulatory Notifications and Filings

4.1
Berner agrees that it shall, and shall procure that its relevant Affiliates shall, between the date of this Deed and the earlier of: (a) the date of signing by the Beneficiary and the Seller of the SPA; and (b) the date of termination of this Deed pursuant to Clause 2.5.2, Clause 2.5.3, Clause 2.6 or Clause 5 of this Deed, co-operate with the Beneficiary and its Affiliates and provide all information and assistance (including personnel) reasonably required:

4.1.1	in the conduct of any pre-filing discussions with any Governmental Authority in any applicable jurisdiction; and

4.1.2	in preparation, and, where practicable, submission, of all necessary notifications and filings required to be made in any jurisdiction in connection with the SPA, in order to enable all such necessary notifications and filings to be made as soon as possible.

4.2
In the event that any regulatory notification or filing is submitted to any Governmental Authority prior to the date of signing by the Beneficiary and the Seller of the SPA, Berner agrees that it shall, and shall procure that the Buyer shall, submit such notification or filing, and take all associated steps, in accordance with the relevant provisions of Clause 3 of the SPA, as if such provisions were in full force and effect.

5.	Termination
Unless previously terminated pursuant to Clause 2.5.2, Clause 2.5.3 or Clause 2.6 of this Deed, this Deed shall terminate upon the signature by the Beneficiary and the Seller of the SPA.

6.	Announcements

6.1
Subject to Clause 6.2 of this Deed, Berner agrees that it shall not make or send, and shall procure that no Affiliate shall make or send, any announcement concerning the subject matter of this Deed, the potential sale of the BDE Business or any related matter (including the existence of exclusive exploratory discussions) without the prior written approval of the Beneficiary.

6.2
Clause 6.1 of this Deed shall not apply to the extent that any such announcement is required by: (a) the law of any relevant jurisdiction; or (b) any securities exchange or regulatory body or Governmental Authority having jurisdiction over Berner or any of its Affiliates, provided that any such announcement shall be made only after consultation with the Beneficiary.

7.	Notices

7.1
Any notice given by or to Berner in connection with this Deed shall only be effective if given in writing in English by one of the methods specified in Clause 7.2 of this Deed. Service of notice by other means shall not be effective.

7.2	A notice shall be addressed as provided in Clause 7.3 of this Deed and shall be:

7.2.1	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address;

7.2.2	if within the same jurisdiction, sent by first class pre‑paid post, in which case it shall be deemed to have been given two (2) Business Days after the date of posting;

7.2.3	if from one jurisdiction to another jurisdiction, sent by courier in which case it shall be deemed to have been given two (2) Business Days after delivery to the courier; or

7.2.4
sent by facsimile (with a copy sent on the same Business Day in accordance with Clauses 7.2.1, 7.2.2 or 7.2.3 of this Deed, as applicable), in which case it shall be deemed to have been given when despatched, but shall only be effective if its uninterrupted transmission can be confirmed by a transmission report of the sender.

Any notice given or deemed to have been given after 5.00 p.m. on any Business Day or at any time on a day which is not a Business Day shall be deemed to have been given at 9.00 a.m. on the next Business Day.

7.3	The address and other details for notices, subject to Clause 7.4 of this Deed, as follows:
for Berner:

Address:	Berner SE Bernerstrasse 6 D-74653 Kuenzelsau Germany
Facsimile number:	+49 (0) 7940 121 203; and
for the Beneficiary:
For the attention of:	SVP Finance and CFO.
CC:	SVP, General Counsel and Secretary
Address:	Barnes Group Inc. 123 Main Street Bristol CT, USA
Facsimile number:	+1 860 589 3507.

7.4
Berner may notify the Beneficiary and will accept notification by the Beneficiary of a change to the address or any of the other details specified in Clause 7.3 of this Deed. Such notification shall only be effective on the later of the date specified in such notice or, if no date is specified, five (5) Business Days after the notice is given.

7.5	The provisions of this Clause 7 shall not apply in relation to the service of any document in connection with litigation proceedings, claims, suits or actions.

8.	General Provisions

8.1	Neither rights nor obligations under this Deed may be assigned, transferred or otherwise disposed of (including by way of back‑to‑back arrangements).

8.2
The failure to exercise or delay in exercising a right or remedy provided by this Deed or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Deed or by law prevents further exercise of the right or remedy or the exercise of another right or remedy. The rights and remedies in this Deed are cumulative and not exclusive of rights or remedies provided by law.

8.3
Except for the Beneficiary, in whose favour this Deed is executed, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

8.4	The invalidity, illegality or unenforceability of a provision of this Deed does not affect or impair the continuance in force of the remainder of this letter.

9.	Governing Law

9.1
This Deed and all disputes and claims arising out of or in connection with it (including non-contractual disputes or claims), shall be governed by, and construed in accordance with, the law of England and Wales.

9.2
Berner irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim or matter arising under or in connection with this letter or its subject matter or formation (including non-contractual disputes and claims).

9.3
Berner agrees that it shall at all times maintain an agent with an address in England for service of process and any other documents in any proceeding, suit or action arising out of or in connection with this Deed. Such agent shall be Stevens & Bolton (ref KGS/DCKBE1305.4) currently of Wey House, Farnham Road, Guildford, Surrey GU1 4YD and any claim form, application notice, order, judgment or other notice of legal process shall be sufficiently served on Berner if delivered to such agent at such address or at such other address in England as shall be notified in writing to the Beneficiary from time to time. If for any reason such agent for Berner ceases to be able to act in that capacity or no longer has an address in England or Wales, Berner shall promptly appoint a substitute agent in England or Wales and notify the Beneficiary of such new agent’s name, address and fax number. In such circumstances, if Berner fails to appoint a substitute agent, the Beneficiary shall be entitled to appoint one on Berner’s behalf, and at its expense.

IN WITNESS WHEREOF this document has been executed and delivered as a deed on the date written on page 1 above.

SIGNED as a DEED by BERNER SE acting by JÖRN WERNER and LOTHAR AULICH	) ) ) ) ) ) ) ) )	/s/ Jörn Werner Authorised Signatory /s/ Lothar Aulich Authorised Signatory

APPENDIX - SIDE LETTER

PRIVATE & CONFIDENTIAL

Berner SE (“Berner” or “you”)
Bernerstrasse 6
D-74653 Künzelsau
Germany
Attention: Jörn Werner and Lothar Aulich
20 August 2011
Dear Sirs,
As you are aware, we are exploring whether we might contemplate a sale of Barnes Distribution Europe (a “Potential Transaction”), which business (the “BDE Business”) comprises the European ‘KENT’, ‘Toolcom’ and ‘BD France’ business units in which subsidiaries of Barnes Group Inc. (“BGI”) are engaged. We refer to the document we have received from you dated on or about the date of this letter, setting out your binding offer to acquire the BDE Business (the “Binding Offer”), in the event of a decision by us to sell.
Words and expressions defined in the Binding Offer shall have the same meaning in this letter.
1.    Exclusivity

1.1
In consideration of your commitment, pursuant to and in accordance with the terms of the Binding Offer, to be bound to acquire the BDE Business until 31 January 2012, and in consideration of the payment of €1 (receipt of which we hereby acknowledge), we agree that, on and from the date of Berner’s countersignature of this letter to and including midnight (London time) on the earlier to occur of: (a) the date of revocation of the Binding Offer; or (b) the date of termination of the Binding Offer, in each case in accordance with its terms (the “Exclusivity Period”), subject to paragraph 1.3, we shall not and shall procure that none of our Affiliates (as defined in the Binding Offer) or any of our or their respective representatives or advisers shall, directly or indirectly:

(i)
solicit or enter into any discussions or any negotiation (whether verbally, in writing or otherwise) with any person except Berner and/or any of your Affiliates (and your and their respective advisers and representatives) in connection with any sale of the BDE Business (or any part of it); or

(ii)	directly or indirectly enter into an agreement or arrangement with any person except Berner or any of your Affiliates for the sale or possible sale of the BDE Business (or any part of it).

1.2
Subject to paragraph 1.3, we confirm that we will, and will procure our Affiliates and our and their respective representatives or advisers will, suspend any exploratory discussions with other bidders in relation to the sale or possible sale of the BDE Business (or any part of it) for the duration of the Exclusivity Period.

1.3
In the following circumstances, we reserve the right to cancel the grant of exclusivity set out in this paragraph 1 and to continue exploratory discussions with other interested parties (in which event we will give you notice of this in writing):

(i)	if you seek to modify to our detriment any of the terms on which you would acquire the BDE Business as set out in the Binding Offer and the documents annexed thereto; or

(ii)
if you breach any of the terms of the Binding Offer or any of the terms of the confidentiality agreement dated 17 March 2011 between ourselves and yourselves (the “Confidentiality Agreement”) save in the case of the Confidentiality to the extent changed by paragraph 3 of this letter.

2.    Expenses Reimbursement if Binding Offer not Accepted
In the event that we do not accept your Binding Offer and do not execute a counterpart SPA (as defined in the Binding Offer) on or before 5 February 2012, and provided you are not in breach during the Exclusivity Period of any of your obligations contained in the Binding Offer (including, for the avoidance of doubt, your obligations under Clause 3 of the Binding Offer in respect of the KENT and BD France works councils consultation process), we agree to reimburse your reasonable professional costs and expenses incurred in relation to the investigation of, and discussions concerning, the Potential Transaction, in the amount of €500,000.

3.	Regulatory Notifications and Filings, Employees (access and consultation), Due Diligence

3.1
We agree that we shall, and shall procure that our relevant Affiliates shall, between the date of this letter and the earlier of: (a) the date of signing of an SPA by the proposed parties thereto; and (b) the date of termination of the Binding Offer in accordance with its terms, co-operate with you and your Affiliates and provide all information and assistance (including personnel) reasonably required:

(i)	in the conduct of any pre-filing discussions with any Governmental Authority in any applicable jurisdiction; and

(ii)	in preparation, and, where practicable, submission, of all necessary notifications and filings which would be required to be made in any jurisdiction in connection with the Potential Transaction, in order to enable all such notifications and filings to be made as soon as possible.

3.2
We agree that we shall, and shall procure that our relevant Affiliates shall, between the date of this letter and the date of signing of an SPA by the proposed parties thereto provide all information required by Seller Warranty 11B save to the extent provided before the date of this letter.

3.3
We agree that we shall, and shall procure that our relevant Affiliates shall, following the date of this letter, and at least 10 Business Days prior to commencing the process of informing and consulting in accordance with Regulations 13 and 14 of the Transfer Regulations, provide you with sufficient information which would allow you to comply with any obligation to provide a measures letter under Regulation 13(4) of the Transfer Regulations in the event that the Potential Transaction proceeds. Such information shall include, but will not be limited to the information set out in Seller Warranties 11.19.1,

11.20, 11.21, 11.22, 11.23, 16.7, 16.8 and 16.10 in the SPA with reference to the employees wholly or mainly assigned to the UK Business at the time of provision of such information. If there are any changes to such information or in the employees wholly or mainly assigned to the UK Business after provision of the information, we shall, and shall procure that our relevant Affiliates shall, notify you as soon as reasonably practicable of such changes to allow you to update any potential measures letter.

3.4
We agree that we shall, and shall procure that our relevant Affiliates shall, following the date of this letter provide you with reasonable access to the Key Employees during normal business hours and on reasonable notice to consult with them on your proposed integration plans for the BDE Business in the event of completion of the SPA.

4.    General

4.1	Subject as provided in paragraph 2 of this letter, all parties are responsible for their own costs in connection with this letter and the Potential Transaction.

4.2	(a) Subject to paragraph 4.2(b), this letter is confidential to the parties and their advisers and is subject to the Confidentiality Agreement.

(b)
Paragraph 4.2(a) shall not apply to the extent that any announcement concerning the subject matter of this letter, the potential sale of the BDE Business or any related matter (including the existence of exclusive exploratory discussions) is required by: (a) the law of any relevant jurisdiction; or (b) any securities exchange or regulatory body or Governmental Authority having jurisdiction over us, or you, or any of our respective Affiliates, provided that any such announcement shall be made only after consultation with you (if to be made by us or any of our Affiliates) or us (if to be made by you or any of your Affiliates).

4.3	Nothing in this letter constitutes any agreement or commitment to sell the BDE Business (or any part of it).

4.4	This letter is for the benefit of the parties to them and is not intended to benefit, or be enforceable by, anyone else.

4.5
This letter may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this letter but all counterparts shall together constitute one and the same instrument.

4.6
This letter and all disputes and claims arising out of or in connection with it or its formation (including non-contractual disputes or claims), shall be governed by, and construed in accordance with, the law of England and Wales.

4.7
Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim or matter arising under or in connection with this letter or its subject matter or formation (including non-contractual disputes and claims).

Please acknowledge your acceptance of the terms of this letter by signing and returning the enclosed copy of this letter to us.
Yours faithfully,

for and on behalf of
Barnes Group Inc.

Agreed and accepted by

for and on behalf of
Berner SE
Date: 20 August 2011

SCHEDULE -
TRANSACTION DOCUMENTS

SPA
Disclosure Letter
Intellectual Property Agreement
Local Purchase Agreements
Escrow Agreement

ANNEX -
DOCUMENTS

[ ] 2011
BARNES GROUP SWITZERLAND GMBH
(as “Seller”)
BARNES GROUP Inc.
(as “Seller Guarantor”)
CARAMBA HOLDING GMBH
(as “Buyer”)
and

BERNER SE
(as “Buyer Guarantor”)
SHARE AND ASSET PURCHASE AGREEMENT
relating to:
the sale and purchase of the European distribution business of certain subsidiaries of Barnes Group Inc.

THIS AGREEMENT is made on the day of [        ] 2011
BETWEEN:

(1)	BARNES GROUP SWITZERLAND GMBH, a company incorporated in Switzerland whose registered office is at Alte Haslenstrasse 29, 9053 Teufen, Switzerland (registered no. CH-300.4.015.047-4); (the “Seller”);

(2)	BARNES GROUP INC., a company incorporated in Delaware whose registered office is at 123 Main Street, Bristol, Connecticut, USA (registered no. [ ]); (the “Seller Guarantor”);

(3)	CARAMBA HOLDING GMBH a company incorporated in Germany whose registered office is at Bernerstrasse 6, 74653 Künzelsau, Germany (registered no. [ ]); (the “Buyer”); and

(4)
BERNER SE, a company incorporated in Germany whose registered office is at Bernerstrasse 6, 74653 Künzelsau, Germany (registered with the District Court of Stuttgart with registered number HRB 735610); (the “Buyer Guarantor”).

WHEREAS:

(A)	The Seller and its Affiliates are engaged in the Retained Business and the BDE Business.

(B)
The Seller wishes to sell and procure the sale of, and the Buyer wishes to acquire and procure the purchase of, the BDE Business in the following manner and on the terms and subject to the conditions set out herein.

(C)
The parties hereto desire that the Share Sellers shall sell, assign, transfer, convey and deliver to the Share Buyers, and that the Share Buyers shall purchase and acquire from the Share Sellers, all rights, title and interest of the Share Sellers in and to the Target Company Shares, in the manner and on the terms and subject to the conditions set out herein and in the Local Purchase Agreements, as applicable.

(D)
The parties hereto desire that the Asset Sellers shall sell, assign, transfer and deliver to the Asset Buyers, and that the Asset Buyers shall purchase and acquire from the Asset Sellers, all rights, title and interest of the Asset Sellers in and to the UK Business and certain Intellectual Property used in the BDE Business, in the manner and on the terms and subject to the conditions set out herein and in the Intellectual Property Agreement.

(E)	The Seller Guarantor is willing to guarantee the obligations of the Seller in accordance with the terms set out in this Agreement.

(F)	The Buyer Guarantor is willing to guarantee the obligations of the Buyer in accordance with the terms set out in this Agreement.

THE PARTIES AGREE as follows:

1.	Definitions and Interpretation
1.1    Definitions
In this Agreement:

“Accounts”	means the Audited Accounts and the Unaudited Accounts;
“Accounts Date”	means: (i) 31 December 2010 in relation to each Target Entity other than Barnes Group Holland B.V.; and (ii) 31 December 2009 in relation to each of BGL and Barnes Group Holland B.V.;
“Adjustments Schedule”	has the meaning given in Schedule 3;
“Advance Receipts”
means all sums received by or on behalf of BGL prior to the Completion Date, in respect of the UK Business and relating or attributable to or paid in respect of any period after the Completion Date, but excluding sums received by or on behalf of BGL that relate or are attributable to the Retained Business or any Liabilities that are to be retained by BGL;

“Affiliate”
means, in relation to any body corporate, any person which is from time to time a subsidiary, subsidiary undertaking, parent company or holding company of that body corporate or of such subsidiary, subsidiary undertaking, parent company or holding company as the case may be;

“Aggregate Retention Bonus Amount”1
means the aggregate of the sums payable to Target Entity Employees and Relevant UK Employees in connection with Completion, as such sums are listed in Part B of Schedule 12 and which shall be paid in accordance with Clause 11.1;

“Agreement”	means this Agreement (including the Schedules), as amended, varied or supplemented from time to time;
“Allocation”	has the meaning given in Clause 4.6;
“Ancillary Agreements”
means the Local Purchase Agreements, the Intellectual Property Agreement, the Disclosure Letter, the Escrow Agreement and any and all other agreements to be executed by the Seller or any of its subsidiaries, on the one hand, and the Buyer or any of its subsidiaries, on the other hand, in connection with the transactions contemplated by this Agreement and the Local Purchase Agreements (but excluding this Agreement);

1 Note: a similar approach may be agreed prior to signing of this Agreement between the Seller Guarantor and the Buyer Guarantor in relation to further bonus payments payable to employees.

“Asset Buyers”
means the Buyers listed in Part G of Schedule 1 and designated to purchase the Purchased IP and the UK Business respectively under this Agreement, the relevant Local Purchase Agreement and the Intellectual Property Agreement, as applicable;

“Asset Sellers”	means: (i) the IP Seller and; (ii) BGL, in each case as listed in Part E of Schedule 1;
“Assumed Business Liabilities”	has the meaning given in Clause 2.15;
“Assumed IP Liabilities”	means all Liabilities arising prior to, on or after Completion in relation to the Purchased IP;
“Assumed Liabilities”	means the Assumed Business Liabilities and the Assumed IP Liabilities;
“Audited Accounts”
means the audited accounts, as at and to the Accounts Date and for each of the two immediately preceding financial years, of each of: (i) Barnes Group Trading Switzerland Sàrl; (ii) Barnes Group France SAS; (iii) KENT Deutschland GmbH; (iv) Barnes Group Belgium SPRL; (v) KENT France SAS; (vi) KENT International SAS; (vii) Barnes Group Denmark APS; and (viii) BGL, contained in the Data Room as at the Offer Date;

“Barnes Group”	means Barnes Group Inc. and its Affiliates from time to time, but excluding the Target Entities;
“BDE Business”
means the business of the distribution of maintenance, repair, operating and production supplies in which the Target Entities and BGL are engaged in Europe through the ‘KENT’, ‘Toolcom’ and ‘BD France’ business units and which is held by the Sellers in the form of: (i) the Target Company Shares; (ii) the UK Business; and (iii) the Purchased IP;

“BGL”
means Barnes Group (UK) Limited, a company incorporated in England and Wales with its registered office at Unit 4, Grosvenor Business Centre, Vale Park, Evesham, Worcestershire WR11 1GS (registered number 00959034);

“BGL Retained Assets”	has the meaning given in Clause 2.13;
“BGL Sale Assets”	means the assets comprised in the UK Business to be sold pursuant to this Agreement (subject to Clause 2.14) as described in Clause 2.12;
“Books and Records”
means all of the corporate, accounting, legal, auditing, human resources and other books and records relating to any Target Entity or Purchased Asset which are at Completion delivered to a Buyer by a Seller or in the possession or under the control of any Target Entity or any Buyer;

“Business Accounts Receivable”
means accounts receivable and other indebtedness owed to BGL, or prepayments made by BGL, in each case in respect of the UK Business and in relation to the period at and prior to the Completion Date including all trade accounts receivable (including any amounts owed by the Barnes Group as at that date in respect of trading balances arising in the ordinary course of business) but excluding any amounts in respect of Tax;

“Business Contracts”
means all Contracts entered into or orders made on or before the Completion Date with third parties (whether customers or suppliers) by BGL or an Affiliate of the Seller which relate exclusively to the UK Business which remain (in whole or in part) to be performed at or after the Completion Date;

“Business Day”	means a day on which banks are ordinarily open for business in London, England; Bristol (CT), USA; and Künzelsau, Germany;
“Business Equipment”
means the plant, machinery, spare parts, tools, equipment, tangible chattels, motor vehicles, furniture, fixtures and fittings (to the extent they are not included in the Scottish Leased Property) and Computer Systems owned by BGL which are used in connection with the UK Business at the Completion Date;

“Business Goodwill”
means the goodwill of BGL to the extent it relates exclusively to the UK Business as at Completion, together with the exclusive rights (so far as BGL is permitted to grant the same) for the relevant Buyer(s) to represent itself or themselves as carrying on the UK Business;

“Business Stock”	means the stock-in-trade owned, or agreed to be acquired in the ordinary course of business, by BGL at Completion to the extent such items relate exclusively to the UK Business, wherever held;
“Buyer”	has the meaning given in the preamble to this Agreement;
“Buyer Guaranteed Obligations”	has the meaning given in Clause 22.2;
“Buyer Guarantor”	has the meaning given in the preamble to this Agreement;
“Buyer Notification”	has the meaning given in Schedule 9;
“Buyer Parties”	means the Buyer, the Buyer Guarantor, each Share Buyer and each Asset Buyer and “Buyer Party” means any one of them;
“Buyers”	means the Share Buyers and the Asset Buyers, and, if the Buyer is neither a Share Buyer nor an Asset Buyer, the Buyer;
“Buyer’s Account”	means Account number 58682247 Sort Code 40-05-15;

“Buyer’s Solicitors”	means Stevens & Bolton LLP, of Wey House, Farnham Road, Guildford, Surrey GU1 4YD;
“Buyer Warranties”	means the warranties given by the Buyer to the Seller in Clause 8 of this Agreement;
“Cash”	has the meaning given in Schedule 3;
“Completion”	has the meaning given in Clause 7.1;
“Completion Date”	means the date on which Completion occurs in accordance with the terms of this Agreement;
“Completion Payment”
means the Initial Purchase Price:
(i) plus or minus (as the case may be) the aggregate net amount set out in a written notice provided by the Seller to the Buyer at least three (3) Business Days prior to Completion and being the Seller’s good faith estimate of the aggregate net amount of the Net Cash Adjustment, the Working Capital Adjustment and the Intra-Group Settlement Adjustment;
(ii) minus the Escrow Amount, which shall be paid in accordance with Clause 5.8 and applied in accordance with Clauses 5.9 to 5.13; and
(iii) minus the Aggregate Retention Bonus Amount, which shall be paid in accordance with Clause 11.1;

“Completion Statement”	has the meaning given in Schedule 3;
“Completion Working Capital”	has the meaning given in Schedule 3;
“Computer Systems”	means the Hardware and the Software;
“Conditions”	means the conditions to Completion set out in Schedule 2;
“Confidential Information”	means all information relating to a business or company, including its financial or other affairs, future plans and targets, in each case which is not in the public domain;
“Confidentiality Agreement”	means the Confidentiality Agreement dated 17 March 2011 between the Seller Guarantor and the Buyer Guarantor;
“Contract”	means any contract, agreement, commitment or other legally binding instrument, including in each case all amendments thereto, but excluding Policies, Permits, Environmental Permits and Leases;
“Data Room”	means the virtual data room relating to the Transaction maintained by Intralinks, Inc;

“Data Room Information”
means the materials and information made available for inspection by the Buyer and its Affiliates and its and their advisers in the Data Room as at 6 July 2011, a copy of which Data Room as at such date is contained on the CD-ROM annexed to the Disclosure Letter;

“DB Pension Scheme”	means the defined benefit section of the UK Scheme;
“Debt”	has the meaning given in Schedule 3;
“Disclosed”	has the meaning given in Schedule 6;
“Disclosed Matters”	means any fact, matter, event or circumstance which is Disclosed: (a) in the Information Memorandum; (b) in any Transaction Document; or (c) by the Disclosure Letter;
“Disclosure Letter”
means the disclosure letter that the Seller has delivered to the Buyer as of the date of this Agreement, together with the documentation attached thereto and incorporating, inter alia, the Data Room Information;

“Employee Costs”
means all wages, salaries, emoluments, the provision of benefits, sick pay, maternity pay, holiday pay, pension contributions, bonuses and commission together with Tax and national insurance contributions and other remuneration or similar liabilities payable in respect of the Transferring UK Employees;

“Employee Notification”	has the meaning given in Schedule 9;
“Employee Incentive Arrangements”
means The Barnes Group Inc Amended Employee Stock and Ownership Program, The 1992 Barnes Group Stock Incentive Plan (as amended and restated on May 15, 1998), The Barnes Group Inc Stock and Incentive Award Plan and any other plan or scheme pursuant to which any Transferring UK Employee, Undisclosed Employee or employee of any Target Entity was eligible to be granted or awarded share incentive, share option or other awards where the grantor of such awards is the Seller Guarantor, the Seller, any of their Affiliates or any trust established for the purposes of delivering such awards or options;

“Employee Incentive Arrangement Shares”
means shares, stock or securities in the share capital of the Seller Guarantor, the Seller or any of their Affiliates which are the subject to outstanding share incentives, share options or other awards made pursuant to any Participating Employee prior to Completion;

“Encumbrance”
means any lien, security interest, mortgage, deed of trust, option, pledge, charge, license or similar encumbrance, except for restrictions on transfer generally arising under any applicable securities Laws in any jurisdiction;

“Environmental Laws”	means all Laws relating to pollution or protection of the environment or human health and safety;
“Environmental Permit”	means any permit, registration, approval, license or other authorisation required under or issued pursuant to any applicable Environmental Law;
“Escrow Account”	means the escrow account to be opened by the Escrow Agent in accordance with the terms of the Escrow Agreement;
“Escrow Agent”	means the escrow agent to be appointed under the Escrow Agreement;
“Escrow Agreement”	means the escrow agreement to be entered into between the Seller, the Buyer and the Escrow Agent prior to Completion;
“Escrow Amount”	means €9,000,000;
“Euribor”
means, in relation to any amount to be advanced to, or owing by, the Seller or the Buyer under this Agreement or any Ancillary Agreement in Euros on which interest for a given period is to accrue, the applicable screen rate as at 11.00 a.m. on the relevant calculation date for the offering of deposits of that amount in Euros for three (3) months and the “screen rate” means the percentage rate determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen;

“Euro” or “€”	means the common currency of the eurozone states;
“Exercise Event”	has the meaning given in paragraph 10.15.1;
“Expert”	has the meaning given in Schedule 3;
“FCO”	means the German Federal Cartel Office (Bundeskartellamt);
“Final Consideration”	has the meaning given in Schedule 3;
“Financial Reports”	means the financial reports relating to the BDE Business as at 31 December 2010, 31 March 2011 and 30 June 2011 and included in the Data Room as at the Offer Date;
“Governmental Authority”	means any federal, state, provincial or local government in any jurisdiction, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof;

“Group Scheme”
any scheme or arrangement operated or sponsored by a Target Entity, or to which a Target Entity may otherwise be liable, or to which a Target Entity makes payments, which provides or will provide a Relevant Benefit in respect of a current or former employee of one the of Target Entities and “Group Schemes” means all of them;

“Group Relief”
means any:
(a)    Relief surrendered or claimed pursuant to any law relating to providing Relief between members of the same group or consortium of companies;
(b)    the notional transfer of an asset or reallocation of a gain or loss between member of the same group or consortium of companies;
(c)    any other Relief available between member of a group or consortium of companies for Tax purposes;

“Hardware”	means the computer and data processing systems used by any Target Entity or, in the case of BGL, used by BGL in connection with the UK Business, excluding, in each case, the Software;
“Information Memorandum”	means the confidential memorandum dated March 2011 and issued by Robert W. Baird & Co. Incorporated and Robert W. Baird Limited in relation to the potential sale of the BDE Business;
“Initial Purchase Price”	means €25,738,000;
“Intellectual Property”
means all patents and patent applications, trade marks (whether registered or unregistered and including any goodwill acquired in such trade marks), service marks, trade names, business names, internet domain names, e-mail address names, rights in designs, copyrights (including rights in computer software), moral rights, database rights, rights in know-how, rights in Confidential Information, rights in inventions (whether patentable or not) and all other intellectual property rights, whether registered or unregistered, including any form of application for any of the same and all similar or equivalent rights which may exist anywhere in the world;

“Intellectual Property Agreement”	means the agreement in the agreed form to be executed on or prior to Completion in connection with the assignment of the Purchased IP;
“Intra-Group Payables”
means the aggregate of all amounts owing from Target Entities to Retained Companies, including Intra-Group Trading Amounts owing from Target Entities to Retained Companies, but in each case excluding amounts owing from any Target Entity to BGL in relation to the UK Business;

“Intra-Group Receivables”
means the aggregate of all amounts owing from Retained Companies to Target Entities, including Intra-Group Trading Amounts owing from Retained Companies to Target Entities, but in each case excluding amounts owing from BGL to any Target Entity in relation to the UK Business;

“Intra-Group Settlement Adjustment”	has the meaning given in Schedule 3;
“Intra-Group Trading Amounts”	means amounts owing in respect of intra-group trading activities between the Target Entities and the Retained Companies in the ordinary course of trading;
“IP Buyer”	means the Buyer designated in this Agreement to purchase the Purchased IP under this Agreement and/or the Intellectual Property Agreement, as applicable;
“IP Seller”	means the Seller, acting through its Nevis Branch, in relation to the sale of the Purchased IP under this Agreement and/or the Intellectual Property Agreement, as applicable;
“Key Employees”	means each of the employees listed in Part A of Schedule 12;
“Laws”
means, in respect of any jurisdiction, all federal, state, provincial or local laws, constitutions, statutes, codes, rules, common law, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law;

“Lease”	means, in relation to a Leased Real Property, the lease under which it is held and includes every deed varying the lease and every licence granted under the lease;
“Leased Real Properties”	means the leased properties particulars of which are set out in Part B of Schedule 7;
“Liabilities”
means any and all indebtedness, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown;

“Local Purchase Agreements”
means the several Local Purchase Agreements, each in the agreed form, to be entered into by those Share Sellers set out in Schedule 1, on the one hand, and those Share Buyers set out in Schedule 1 on the other hand, providing for the sale and transfer of certain Target Company Shares set out in Schedule 1;

“Long Stop Date”	means the date three (3) months from the date hereof (or, if such date is extended pursuant to Clause 3.4, the date to which such date is so extended);

“Losses”	means any and all claims, demands, damages, losses, liabilities, penalties, costs and expenses (including reasonable legal and professional costs);
“Management Presentation”	means the management presentation in relation to the proposed sale of the BDE Business dated May 2011 and included in the Data Room as at the Offer Date;
“Material Adverse Effect”
means a material adverse effect on the financial condition, business, assets or results of operations of the BDE Business, taken as a whole, excluding any effect:
(a)    resulting from, arising out of, or relating to:
(i)    changes in the financial markets, fluctuations in the rates of exchange of any currencies or general economic or political conditions anywhere in the world;
(ii)    changes or conditions generally affecting the industries in which the     BDE Business operates;
(iii)    any change in Law or accounting standards (or, in either case, the interpretation thereof) applicable to any Target Entity or BGL;
(iv)    the negotiation, execution, announcement or consummation of the transactions contemplated by this     Agreement and the other Transaction    Documents, including any adverse     change in customer, distributor, supplier or similar relationships resulting     therefrom;
(v)    any failure by any Target Entity or the    UK Business to meet any projections,     forecasts or estimates of revenue or    earnings for any period (provided that    the facts and circumstances underlyin     any such failure that are not otherwise    excluded from this definition of    Material Adverse Effect may be taken    into account in determining whether a    Material Adverse Effect has occurred);
(vi)    any matter Disclosed; or
(vii)    compliance with the terms of, or the    taking of any action required or     contemplated by, this Agreement or any    other Transaction Document.

“Material Contracts”	means those Contracts brief particulars of which are set out in Schedule 16;

“Material Permit”
means, in respect of a Target Entity or BGL, any authorisation, consent, permit or licence required under applicable Laws to be obtained by it, the absence of which would have a material adverse impact on the normal operations of such Target Entity or, in the case of BGL, the UK Business, and “Material Permits” means all of them;

“Net Cash Adjustment”	has the meaning given in Schedule 3;
“No MAC Condition”	means the Condition set out in paragraph 2 of Schedule 2;
“Notice”	has the meaning given in Clause 20.1;
“Offer Date”	means 20 August 2011;
“Order”	means The Value Added Tax (Special Provisions) Order 1995, SI 1995/1268, as amended;
“Owned Real Property”	the freehold property particulars of which are set out in Part A of Schedule 7;
“Participating Employee”
any Transferring UK Employee, Undisclosed Employee (who should at the Completion Date have been classed as a Transferring UK Employee), and any employee of any Target Entity granted any option or award pursuant to the Employee Incentive Arrangements;

“PAYE”
means the mechanism prescribed in the United Kingdom for the collection of Tax and sums to which Part 11 Income Tax (Earnings and Pensions) Act 2003 and regulations made thereunder apply and Class 1 and Class 1A contributions referred to in section 1(2) Social Security Contributions and Benefits Act 1992;

“Permitted Encumbrances”
means: (i) statutory Encumbrances and Encumbrances arising by operation of Law in the ordinary course of business and not as the result of any violation of Law or obligation; (ii) rights of set-off in the ordinary course of trading activities with suppliers or customers of the BDE Business; (iii) retention of title of goods, hire purchase, conditional sale agreement or arrangement having similar effect, in relation to goods supplied to the BDE Business; or (iv) in the case of Contracts which are Disclosed, anti-assignment, change of control, right-of-first-refusal or similar restrictions contained therein or with respect thereto;

“Policies”
mean insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder;

“Pre-Contractual Statement”	has the meaning given in Clause 18.1;
“Pre-Merger Filings”	means the proposed notifications of the Transaction by the Buyer to the FCO and the Austrian Federal Competition Authority (Bundeswettbewerbsbehorde);
“Prepayments”	means all amounts paid on or prior to the Completion Date by or on behalf of BGL, so far as they relate to the UK Business, in respect of any period at or after the Completion Date;
“Purchased Assets”	means: (i) the Purchased IP; and (ii) the BGL Sale Assets;
“Purchased IP”	means the Intellectual Property used exclusively in the BDE Business and owned by the IP Seller, including that set out in Part C of Schedule 1;
“Real Properties”	means collectively, the Owned Real Property and the Leased Real Properties;
“Regulatory Condition”	means the Condition set out in paragraph 1 of Schedule 2;
“Release Date”	has the meaning given in Clause 5.10;
“Relief”	has the meaning given in Schedule 10;
“Relevant Benefit”	means any provision, pension, lump sum, gratuity or similar benefit provided on or after retirement, death, disability, ill health or leaving service;
“Relevant Matter”	has the meaning given in Schedule 6;
“Relevant UK Employees”	means those employees of BGL who are, immediately prior to the Offer Date, wholly or mainly engaged in or assigned to the UK Business, as identified in Part B of Schedule 9;
“Representation”
means an assurance, commitment, condition, covenant, guarantee, indemnity, representation, statement, undertaking or warranty of any sort whatsoever (whether contractual or otherwise, oral or in writing, or made negligently or otherwise);

“Ressorts SPEC Condition”	means the Condition set out in paragraph 3 of Schedule 2;

“Retained Business”	means any and all business, activities and operations of the Retained Companies, but excluding the BDE Business;
“Retained Liabilities”	has the meaning given in Clause 2.15;
“Retained Companies”	means the Seller and any and all of its Affiliates other than the Target Entities;
“Retention Agreements”
means each of the retention agreements entered into on or before the date of this Agreement between a member of the Barnes Group and an employee of a Target Entity and BGL (as amended, varied or modified) and which, or the form of which, are included in the Data Room as at the Offer Date;

“Sales and Transfer Taxes”	has the meaning given in Clause 12.1;
“Scottish Leased Property”	means the Leased Real Property listed at Section 3 of Part B of Schedule 7;
“Seller”	has the meaning given in the preamble to this Agreement;
“Seller Guaranteed Obligations”	has the meaning given in Clause 23.2;
“Seller Guarantor”	has the meaning given in the preamble to this Agreement;
“Seller Guarantees”
means all obligations of the Seller or any of the Retained Companies under any Contract or other obligation in existence as of the Completion Date relating to the Target Entities or the UK Business for which the Seller or any of the Retained Companies is or may be liable, as guarantor, original tenant, primary obligor, person required to provide financial support in any form whatsoever, or otherwise (including by reason of performance guarantees), including those set out in the Disclosure Letter, but excluding the Retained Liabilities;

“Seller Guarantor”	has the meaning given in the preamble to this Agreement;
“Seller Warranties”	means the warranties given by the Seller to Buyer in Schedule 5;
“Sellers”	means the Share Sellers and the Asset Sellers;
“Seller’s Account”	means [ ]2;
“Seller’s Solicitors”	[ ]3;
“Share Buyers”
means the Buyer and the other persons set out in Part F of Schedule 1 who are designated to purchase the Target Company Shares under this Agreement and the relevant Local Purchase Agreement, as applicable;

__________________________________________ [2] Note: To be provided by the Seller prior to signing of this Agreement. [3] Note: Details to be provided by the Seller prior to signing this Agreement.

“Share Sellers”	means the persons listed at Part D of Schedule 1;
“Software”	all computer software used by any Target Entity or, in the case of BGL, used by BGL in connection with the UK Business;
“Statute of Limitation Expiry”
means in respect of any particular financial period or period of account, the last date on which a Tax Authority in the relevant jurisdiction is legally able to either:
(a)     make any adjustment to any assessment, return or computation in respect of Tax; or
(b)     issue an enquiry into a tax return or computation filed for any Tax purpose;

“Sum Recovered”	has the meaning given in Schedule 6;
“Target Companies”	means the persons listed at Part A of Schedule 1;
“Target Company Shares”	means 100% of the equity interests in the Target Companies as at Completion; and any shares in the Target Subsidiaries held by any Retained Companies as at Completion;
“Target Entities”	means the Target Companies and the Target Subsidiaries;
“Target Entity Employees”
means the persons who are employed by the Target Entities on the Offer Date, save that:
(i)    for the purposes of any provision having effect on the date of this Agreement, a “Target Entity Employee” shall be a person who is employed by a Target Entity as at the date of this Agreement;
(ii)    for the purposes of any provision having effect on or after Completion, a “Target Entity Employee” shall be a person who is employed by a Target Entity as at the Completion Date;

“Target Subsidiaries”	means the persons listed at Part B of Schedule 1;
“Target Working Capital”	has the meaning given in Schedule 3;
“Tax” and “Taxes”
means any federal, state, provincial or local taxes, in any jurisdiction, including but not limited to any of the following, imposed by or payable to any Tax Authority: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, and any levy, impost, duty, assessment, or withholding tax, in each case, including any interest, penalty, surcharge, or addition thereto, whether disputed or not;

“Tax Authority”	means any Governmental Authority having jurisdiction over the assessment, administration, determination, collection or other imposition of Taxes;
“Tax Covenant”	means the covenant relating to Tax contained in Schedule 10;
“Tax Return”
means any return, self-assessment, declaration, report, estimate, information return, computation or statement required to be filed with any Tax Authority in respect of Taxes, and any amended or restated versions thereof;

“Tax Warranties”	has the meaning given in Schedule 10;
“Third Party”	has the meaning given in Clause 17.5;
“Third Party Consent”	means any consent, licence, approval, permit, authorisation or waiver required from any third party for the assignment or transfer to a Buyer of any of the Business Contracts or Leases;
“Toolcom Claim”
the claim filed in 2006 by a customer of Toolcom Supplies Limited and/or Barnes Group UK Limited in relation to an alleged breach of contract and implied warranty, related to the sale of certain products by Toolcom Supplies Limited;

“Transaction”	means the sale and purchase of the BDE Business pursuant to the Transaction Documents;
“Transaction Documents”	means this Agreement, the Ancillary Agreements and any other agreements, documents or letters entered into pursuant to or in connection with the same;
“Transfer Regulations”	means the Transfer of Undertakings (Protection of Employment) Regulations 2006;
“Transferring UK Employees”	means those employees of BGL who are, immediately prior to Completion, wholly or mainly engaged in or assigned to the UK Business, as identified to the Buyer in accordance with Clause 10.12;
“UK Business”	means those business activities comprised within the BDE Business as currently conducted by BGL;
“UK Benefit Plans”
means the UK Scheme, the group personal pension scheme provided by Aviva, the group personal pension plan with Scottish Widows (to which additional voluntary contributions are paid), the Norwich Union healthcare/income protection scheme, the UNUM critical illness scheme, the AXA PPP health care coverage, the group life assurance scheme with Canada Life and the BHSF critical illness scheme;

“UK Scheme”	means the Barnes Group (UK) Limited Pension and Life Assurance Scheme;
“Unaudited Accounts”
means the annual accounts, as at and to the Accounts Date and for each of the two immediately preceding financial periods, of each of: (i) Barnes Group KENT, S.L.U.; (ii) Barnes Group Italia, s.r.l.; and (iii) Barnes Group Holland B.V., as made available in the Data Room;

“Undisclosed Employee”	has the meaning given in Schedule 9;
“VAT” “Vesting Event”	means any value added tax, sales tax, gross receipts tax, consumption tax, goods and services tax or similar tax or levy; has the meaning given in 10.15.2;
“Working Capital Adjustment”	has the meaning given in Schedule 3; and
“Wrong Box Assets”	has the meaning given in Clause 2.18.

1.2	Interpretation

1.2.1	In this Agreement unless otherwise specified or the context otherwise requires:

(a)
reference to a “company” shall be construed so as to include the company, corporation or other body corporate, wherever and however incorporated or established and irrespective of the jurisdiction in, or under the Laws of, which it was incorporated or exists;

(b)	reference to a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of the Seller and the Buyer;

(c)	“subsidiary”, “subsidiary undertaking”, “parent company” and “holding company” have the meaning given in sections 1159 and 1162 of the Companies Act 2006;

(d)	“includes” and “including” are to be construed without limitation;

(e)
unless the context indicates otherwise, a “party” means a party to this Agreement and includes its permitted assignees (if any) and/or the successors in title to that part of its undertaking which includes this Agreement;

(f)	a “day” (including within the expression “Business Day”) shall mean a period of twenty four (24) hours running from midnight to midnight;

(g)
reference to a “person” shall be construed to include any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the Law of which it was incorporated or exists);

(h)
reference to a “statute” or “statutory instrument” or “accounting standard” or “regulations” or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or those regulations or such provision as the same may have been amended or re-enacted before the date of this Agreement or may from time to time be, amended, modified or re‑enacted, except to the extent that any amendment or modification made after the date of this Agreement would increase the liability of either party under this Agreement;

(i)
reference to “Clauses” or “Schedules” are to Clauses of and Schedules to this Agreement and references to parts, paragraphs or sub‑paragraphs are to parts, paragraphs or sub‑paragraphs of the Schedule in which such references appears;

(j)
reference to “writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen, including e-mail) or other writing in non-transitory form;

(k)
reference to “so far as the Seller is aware” or other references to the knowledge, belief or awareness of the Seller (or similar phrases) shall refer to the actual knowledge of Rick Barnhart, having made due enquiry of each of Oliver Diehl, Pierre-Yves Delhez, Dirk Meinzer, Nicolas Dupont and Gerry Doherty, and, in relation to those Seller Warranties set out in paragraphs 11 and 16 of Schedule 5, Veronique Demeuse, but without having made any other specific enquiry or investigation,

(l)
reference to “ordinary course” or “ordinary course of business” means, with respect to the BDE Business (where appropriate in the context), the ordinary course of business in accordance with customs, practices and procedures generally consistent with past practice;

(m)
reference to any statute, statutory instrument, regulation, by-law or other requirement of English Law and to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English term; and

(n)	reference to the time of day is reference to time in London, England.

1.2.2	In this Agreement:

(a)
where any consent, approval or similar agreement is required from any party under, or pursuant to, this Agreement, such consent, approval or similar agreement shall not be unreasonably withheld or delayed or conditioned;

(b)	headings are for convenience only and shall not affect the interpretation of this Agreement; and

(c)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders.

2.	Sale and Purchase

2.1	On the terms and subject to the conditions of this Agreement, at Completion:

2.1.1
the Seller shall sell, or procure the applicable Share Sellers to, sell and transfer to the applicable Share Buyers, and Buyer shall, or procure the applicable Share Buyers to, purchase and acquire, with full title guarantee, free and clear of Encumbrances, all the Target Company Shares;

2.1.2
subject to Clause 2.10, the Seller in its capacity as the IP Seller shall assign to the IP Buyer, and the Buyer shall, or shall procure the IP Buyer to, purchase and acquire from the IP Seller, with full title guarantee (save that such covenant shall not apply in respect of any Permitted Encumbrance), free and clear of Encumbrances, other than Permitted Encumbrances, all of the IP Seller’s rights, title and interest in and to the Purchased IP; and

2.1.3
subject to Clause 2.15, the Seller shall procure BGL or any relevant Affiliate to sell, assign, transfer, convey and deliver to the applicable Asset Buyer, and the Buyer shall, or shall procure the applicable Asset Buyer to, purchase and acquire, with full title guarantee (save that such covenant shall not apply in respect of any Permitted Encumbrance nor in respect of the Scottish Leasehold Property), free and clear of Encumbrances, other than Permitted Encumbrances, the UK Business as a going concern.

2.2
None of the Sellers nor the Buyers shall be obliged to complete the sale and purchase of any of the Target Company Shares or the Purchased Assets unless the sale and purchase of all the Target Company Shares and the Purchased Assets is completed simultaneously.

2.3
The Target Company Shares shall be sold with the benefit of all rights attached or accruing to them at Completion, including the right to receive all dividends and distributions declared, paid or made by the relevant Target Company on or after Completion.

2.4
Subject to the provisions of this Agreement, title in and risk of loss or damage to the any Target Company Shares or Purchased Asset shall pass to the Buyer at Completion. From Completion the Seller shall, and shall procure that the relevant Sellers shall, hold the Target Company Shares or Purchased Asset on trust for the Buyer absolutely until they shall have been delivered, formally transferred or assigned to the Buyer in accordance with this Agreement or the Transaction Documents and the Seller shall, and shall procure that the relevant Sellers shall, act in accordance with the Buyer’s instructions from Completion in respect of any Target Company Shares or Purchased Asset which it so holds as trustee.

2.5	The Buyer acknowledges and agrees that:

2.5.1
no designation of any Share Buyer or Asset Buyer to acquire any Target Company Shares or Purchased Asset, respectively, shall relieve the Buyer of any of its obligations hereunder (including but not limited to its obligations to procure that the other Buyers take or refrain from taking certain action);

2.5.2
any claims against the Seller or any other Seller arising under this Agreement, any Local Purchase Agreement (to the extent any right of recourse arises under any Local Purchase Agreement and subject to Clause 2.8), the Intellectual Property Agreement or any other Ancillary Document shall be brought by the Buyer on behalf of itself or its relevant Affiliate, and not by any of its Affiliates directly; and

2.5.3
the Seller may seek any indemnity it may be entitled to under this Agreement from the Buyer without having first to seek indemnity from any other Buyer designated to acquire any Target Company Shares or Purchased Asset.

2.6
The Seller shall and shall procure the relevant Sellers to, and the Buyer shall, and shall procure the relevant Buyers to, enter into the relevant Local Agreements and the Intellectual Property Agreement at Completion. The Buyer agrees, for itself and on behalf of each other Buyer, that the limitations on claims and liability on the part of the Seller hereunder shall apply in respect of this Agreement and each other agreement to be entered into pursuant hereto (including the Local Purchase Agreements and the Intellectual Property Agreement) and the Buyer shall procure that no claims are made in excess of or contrary to such limitations.

2.7
The Buyer acknowledges and agrees that none of the Sellers shall provide any representation, warranty or indemnity under any Local Purchase Agreement and all such representations, warranties and indemnities shall be expressly excluded thereunder. To the extent that any such exclusion would be prohibited by applicable Laws and the Buyer or any other Buyer would have a cause of action by virtue of any representation, warranty or indemnity implied by applicable Laws, the Buyer shall procure that no claim is made in respect thereof by it or the relevant other Buyer, it being understood and agreed that the remedies expressly afforded under this Agreement shall be the sole recourse of the Buyer and its Affiliates on the one hand against the Seller and its Affiliates on the other hand in connection with the Transaction.

2.8
To the extent that the provisions of this Agreement are inconsistent with or additional to the provisions of a Local Purchase Agreement or the Intellectual Property Agreement, as applicable, the provisions of this Agreement shall prevail and the Seller and the Buyer shall procure that the provisions of the relevant Local Purchase Agreement or the Intellectual Property Agreement, as applicable, are adjusted to the extent necessary to give effect to the provisions of this Agreement and/or that the relevant Seller and the relevant Buyer comply with the provisions of this Agreement as though they were bound by such provisions in place of the provisions of the relevant Local Purchase Agreement or the Intellectual Property Agreement, as applicable.

2.9
In the event of any adjustment to the Final Consideration hereunder, which adjustment relates to any part of the BDE Business which is the subject of a Local Purchase Agreement, then the Seller and the Buyer shall procure that the relevant Seller and the relevant Buyer enter into an agreement supplemental to the Local Agreement reflecting such adjustment.

2.10
Upon the terms and subject to the conditions set forth in this Agreement and the Intellectual Property Agreement, with effect from Completion, the Buyer shall (or shall procure the IP Buyer to) assume, satisfy and discharge when due, the Assumed IP Liabilities.

2.11
With effect from Completion, the Buyer shall indemnify the Seller (for itself and as trustee for each other Seller and their respective directors, officers, employees and agents) on demand from and against all Losses suffered or incurred by the Seller or any other Seller in respect of the Assumed IP Liabilities.

2.12	The sale of the UK Business pursuant to this Agreement means the sale, subject to Clause 2.14, of all right, title and interest of BGL in:

2.12.1	the Business Stock;

2.12.2	the Business Equipment;

2.12.3	the Scottish Leased Property;

2.12.4	the Advance Receipts;

2.12.5	the Business Accounts Receivable;

2.12.6	the benefit (subject to the burden) of the Business Contracts (subject to the terms set out in Schedule 14);

2.12.7	the Business Goodwill;

2.12.8	the benefit of Prepayments; and

2.12.9
subject to paragraph 1.2 of Schedule 13, all records and other documents in the possession or under the control of BGL and relating to the UK Business, other than records and other documents required by applicable Law to be retained by BGL following Completion, or prohibited by applicable law from being disclosed by BGL (including employee records relating to employees of BGL who are not Transferring UK Employees), and provided that BGL may, subject to Clause 13, retain electronic or paper copies of all records and documents to be transferred.

2.13	Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the sale of the UK Business by BGL under this Agreement and BGL shall retain:

2.13.1	the statutory books and records of BGL, other than the books and records to be transferred as set out in Clause 2.12.9;

2.13.2	all cash and cash equivalents in hand or at bank held by or on behalf of BGL, including in relation to the UK Business, but excluding the Advance Receipts;

2.13.3	debts due from any relevant Tax Authority in respect of Tax;

2.13.4	all of the rights and benefits of the Barnes Group against third parties in relation to the Toolcom Claim;

2.13.5	all of the rights, benefits and other assets (including Intellectual Property) relating to the Retained Business; and

2.13.6	all Policies under which BGL is an insured party (whether or not they relate to the UK Business) and the benefit of any claim under such Policies,
(together, the “BGL Retained Assets”).

2.14
All assets of the UK Business the transfer of which is required to be procured hereunder shall be transferred in the place in which they are situated and, subject to the Seller Warranties and the other provisions of this Agreement, in their current condition and, subject to the Seller Warranties and the other provisions of this Agreement, no representation or warranty, express or implied, is given by or on behalf of the Seller or BGL as to the nature, condition, fitness for purpose, merchantability or suitability of any such asset.

2.15
At Completion, the Buyer shall (or shall procure the relevant Asset Buyer to) assume responsibility for, and shall punctually pay, satisfy, discharge, perform or fulfil as the same fall due, all Liabilities of BGL relating to the UK Business (together the “Assumed Business Liabilities”), whether incurred before, on or after Completion, excluding:

2.15.1	all Liabilities relating to the DB Pension Scheme, whether arising under its governing documentation, statute or otherwise;

2.15.2	any Liabilities in respect of the Relevant UK Employees for which the Seller assumes responsibility under Schedule 9;

2.15.3	any borrowed monies owed by or on behalf of BGL to financial institutions;

2.15.4	any Liabilities arising in respect of the Toolcom Claim (other than any accrued legal fees taken into account in determining the Final Consideration);

2.15.5	all Liabilities of BGL in respect of Tax attributable to the UK Business for the period to Completion,
(together, the “Retained Liabilities” and each a “Retained Liability”).

2.16
With effect from Completion, the Buyer shall indemnify the Seller (for itself and as trustee for each other Seller and their respective directors, officers, employees and agents) on demand from and against all Losses suffered or incurred by the Seller or any other Seller in respect of the Assumed Business Liabilities.

2.17
With effect from Completion, the Seller shall indemnify the Buyer (for itself and as trustee for each other Buyer and their respective directors, officers, employees and agents) on demand from and against all Losses suffered or incurred by the Buyer or any other Buyer in respect of the Retained Liabilities.

2.18	Within 60 days of the Completion, the parties shall review the composition of the

Retained Business of BGL and the UK Business with a view to establishing whether any asset (including any Intellectual Property) in the possession of a Seller but which is an asset of the UK Business or in the possession of a Buyer but which is an asset of the Retained Business (together, the “Wrong Box Assets”) and so far as permitted by Law and subject to the receipt of all relevant regulatory approvals, any such Wrong Box Asset shall be promptly transferred for no further consideration, as appropriate:

2.18.1	to such Buyer or such other person as the Buyer may specify in writing and shall be held on trust for the Buyer or such other specified person pending such transfer; and

2.18.2	to such Seller or such other person as the Seller may specify in writing and, shall be held on trust for the Seller or such other specified person pending such transfer.

2.19
To the extent that any Buyer receives any payment from a third party after Completion which is attributable to a Wrong Box Asset held by it or to a Retained Business, the Buyer shall procure that such sum is promptly paid in full to such Seller or such other person as the Seller may specify in writing and is held on trust for the Seller or such other specified person pending such transfer.

2.20
To the extent that any Seller receives any payment from a third party after Completion which is attributable to a Wrong Box Asset held by it or to the UK Business, the Seller shall procure that such sum is promptly paid in full to such Buyer or such other person as the Buyer may specify in writing and is held on trust for the Buyer or such other specified person pending such transfer.

2.21	The provisions of Schedule 9 shall apply in respect of the Relevant UK Employees.

2.22	Title to the Scottish Leased Property shall be transferred pursuant to the agreed form assignation to be delivered in accordance with paragraph 2.3 of Part A to Schedule 4.

2.23	Schedule 13 sets out the agreement of the parties in relation to VAT.

2.24	Schedule 8 sets out the agreement of the parties in relation to the UK Scheme (subject to Clause 2.15.1) and the Group Schemes.

3.	Conditions

3.1	The sale and purchase of the BDE Business pursuant to this Agreement is subject to the satisfaction or waiver, in accordance with this Clause 3, of each of the Conditions.

3.2	In order to ensure that the Regulatory Condition is satisfied:

3.2.1
the Buyer shall use best endeavours to satisfy, or procure the satisfaction of, the Regulatory Condition as expeditiously as possible, and in any event by the Long Stop Date and shall use best endeavours to file, or procure the filing of, each Pre-Merger Filing on completion of any necessary pre‑filing discussions with the relevant Governmental Authority and in any event no later than ten (10) Business Days in the applicable jurisdiction from the date hereof;

3.2.2
each of the Buyer and the Seller shall bear its own costs associated with complying with this Clause 3.2, including, in respect of the Buyer, the costs incurred by it in relation to the Pre-Merger Filing(s) required to be made pursuant to the Regulatory Condition;

3.2.3
without prejudice to Clauses 3.2.1 and 3.2.2, it is agreed that all notifications to, discussions with and requests and enquiries from any Governmental Authority (or any other third party who undertakes a consultation process) shall be dealt with by the Buyer in full consultation with the Seller (provided that the Buyer shall not be required to provide the Seller with any information which it reasonably considers to be confidential, but any such information shall be provided by the Buyer’s advisors to the Seller’s advisors on a counsel-to-counsel basis) and the Seller shall co‑operate with the Buyer and provide the Buyer with all necessary information and assistance reasonably required by such Governmental Authority (or any other third party who undertakes a consultation process) upon being requested to do so by the Buyer, provided that the Seller shall not be required to provide the Buyer with any information it reasonably considers to be confidential but shall provide such information, if such information is reasonably required by any Governmental Authority in connection with the satisfaction of the Regulatory Condition, to such Governmental Authority directly, subject to such information being afforded confidential treatment reasonably satisfactory to the Seller and any information so provided shall also be provided by the Seller’s advisors to the Buyer’s advisors on a counsel-to-counsel basis; and

3.2.4	without limitation to Clauses 3.2.1 to 3.2.3 (inclusive), throughout the period during which the Transaction is being considered by any Governmental

Authority:

(a)
the Buyer agrees to incorporate, in any communication (whether written or oral, and whether direct or via consultants or advisors) which it proposes to make or submit to any Governmental Authority (or any other third party who undertakes a consultation process) in relation to the implementation of the Transaction, any reasonable comments which the Seller makes to the Buyer prior to the Buyer making such communication;

(b)
if any Governmental Authority (or any other third party who undertakes a consultation process) requests any meeting with the Buyer, the Buyer shall promptly notify the Seller sufficiently in advance of such meeting and the Seller and its advisors shall be entitled to attend and make oral submissions at such meeting; and

(c)
to the extent that it becomes reasonably apparent to the Seller that the Regulatory Condition may not be satisfied unless the Buyer accepts conditions, obligations or modifications, the Buyer undertakes to accept such conditions, obligations or modifications. The Buyer agrees to inform the Seller immediately if any Governmental Authority indicates that any conditions, obligations or modifications may be necessary in order for the Buyer to satisfy the Regulatory Condition and agrees to update the Seller regularly on the progress of agreeing to any such conditions, obligations or modifications.

3.3
Subject to prior receipt by its relevant Affiliate(s) of all requisite opinions of the Works Council (Conceil Du Travail) of each of its relevant Affiliate(s), the Seller shall use its best endeavours to procure the satisfaction of the Ressorts SPEC Condition as expeditiously as possible and in any event by the Long Stop Date.

3.4
If the Regulatory Condition or the Ressorts SPEC Condition has not been satisfied by the Long Stop Date, the Seller may, in its sole discretion, give notice to the Buyer that the Long Stop Date shall be a date no later than three (3) months from the Long Stop Date (such notice to be given by the Seller to the Buyer at least five (5) Business Days before the Long Stop Date). If so extended, references in this Agreement to the Long Stop Date shall be to the Long Stop Date as extended pursuant to this Clause 3.4.

3.5
The Seller and the Buyer may agree at any time in writing, to the fullest extent permitted by Law, to waive the Regulatory Condition and/or the Ressorts SPEC Condition in whole or in part. The Buyer may at any time, to the fullest extent permitted by Law, waive the No MAC Condition in whole or in part.

3.6
The Buyer shall keep the Seller fully informed as to the progress towards the satisfaction of the Regulatory Condition and undertakes to provide copies of any written communications sent to, or received from, any Governmental Authority (or any other third party who undertakes a consultation process) promptly upon dispatch or receipt (provided that the Buyer shall not be required to provide the Seller with any information which it reasonably considers to be confidential, but any such information shall be provided by the Buyer’s advisors to the Seller’s advisors on a counsel-to-counsel basis) and to disclose in writing to the Seller anything which shall or may reasonably be expected to prevent the Regulatory Condition from being satisfied on or before the Long Stop Date, immediately upon such matter coming to the notice of the Buyer.

3.7	Subject to Clause 3.4, if Completion has not occurred on or prior to 11:59 p.m. on the Long Stop Date, either party may, in its sole discretion, terminate this Agreement.

3.8
If this Agreement is terminated in accordance with Clause 3.7, all obligations of the parties under this Agreement shall end except for those expressly stated to continue to exist, provided that all rights and liabilities of the parties which have accrued before termination shall continue to exist.

4.	Consideration

4.1
The consideration for the sale of the Target Company Shares and the Purchased Assets shall be the payment by the Buyer (on its own behalf and on behalf of each other Buyer) to the Seller (for itself and as trustee for each other Seller) of an amount equal to the Final Consideration in accordance with this Agreement, together with assumption by the Buyer or the relevant Asset Buyers of the Assumed Liabilities.

4.2	At Completion, the Buyer shall procure the payment by electronic funds transfer in immediately available funds:

4.2.1	to the Seller’s Account, an amount equal to the Completion Payment; and

4.2.2	to the Escrow Account, the Escrow Amount.

4.3	If the Final Consideration is:

4.3.1
greater than the aggregate of the Completion Payment, the Escrow Amount and the Aggregate Retention Bonus Amount, the Buyer shall pay (on its own behalf and on behalf of each other Buyer) an amount equal to the difference to the Seller (for itself and as trustee for each other Seller); or

4.3.2
less than the aggregate of the Completion Payment, the Escrow Amount and the Aggregate Retention Bonus Amount, the Seller shall pay (on its own behalf and on behalf of each other Seller) an amount equal to the difference to the Buyer (for itself and as trustee for each other Buyer);

in each case, not later than five (5) Business Days after the date on which the Final Consideration is agreed or determined in accordance with Schedule 3.

4.4
Any amount payable by either the Buyer or the Seller pursuant to Clause 4.3 shall be paid with interest thereon at Euribor plus 1% in respect of the period from (and including) the Completion Date to (but excluding) the date of payment (on the basis of a 360 day year and calculated on a day to day basis).

4.5
Following Completion, if any payment is made by the Seller to the Buyer, or is made by the Buyer to the Seller, in each case under this Agreement, the Final Consideration shall be deemed to have decreased or increased accordingly.

4.6
The Completion Payment shall be allocated between the Target Company Shares and the Purchased Assets (including all Assumed Liabilities) in accordance with Schedule 15 (the “Allocation”). The parties shall revise the Allocation in a manner consistent with Schedule 15 to the extent that any payment is made by the Buyer to the Seller or by the Seller to the Buyer following Completion, including any payment to the Seller from the Escrow Account.

4.7
Except as may be required by applicable Law, neither the Seller nor Buyer (or any of their respective Affiliates) shall file any Tax Return or take a position with any Tax Authority that is inconsistent with the Allocation, including any amendments thereto. If the Allocation is disputed by any Tax Authority, the party receiving notice of such dispute shall promptly notify the other party hereto. The Seller and Buyer agree to cooperate in good faith (and to procure that their respective Affiliates shall co-operate in good faith) in responding to any such challenge to preserve the effectiveness of the relevant Allocation. In the event of a conflict between this clause 4.7 and paragraphs (8) and/or (9) of Schedule 10 the provisions of paragraphs (8) and (9) of Schedule 10 shall prevail.

5.	Payment Obligations

5.1
Save as otherwise expressly provided in this Agreement, if any payment due to the Seller or the Buyer under this Agreement is not made on its due date for payment, it shall be made together with interest thereon at Euribor plus 1% in respect of the period from (and including) the due date for payment to (but excluding) the date of payment and both before and after judgment (on the basis of a 360 day year and calculated on a day to day basis).

5.2
Save as otherwise expressly provided in this Agreement: (i) all payments under this Agreement shall be made in full without any set‑off, restriction or condition and without any deduction for, or on any account of, any counterclaim or withholding or other Taxes, save as required by Law; (ii) if any deductions or withholdings for or on account of Tax are required by Law to be made from any sum payable under this Agreement (other than any sum payable pursuant to Clause 4.2 or 4.3), the party responsible for the payment (the “Payer”) shall be obliged to pay to the party entitled to the payment (the “Recipient”) such sum as will, after the making of any deduction or withholding, leave the Recipient with the same amount as it would have received had no deduction or withholding been made.

5.3
If any sum payable under this Agreement pursuant to the Tax Covenant or for breach of any of the Seller Warranties to the extent that such breach relates to the UK Business, or which sum has been calculated by reference to the measure of damages set out in Clause 9.4.1(b), shall be subject to Tax in the hands of the Buyer, the Seller shall pay to the Buyer such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable.

5.4
Save as otherwise expressly provided in this Agreement, where any payment under this Agreement is to be made, it shall be made in Euros in immediately available funds to the account notified to the payer by the payee. Save as otherwise expressly provided in this Agreement, where any amount due and payable under this Agreement is denominated in a currency other than Euros, such amount shall be converted into Euros using the mid-point spot rate of exchange on the RBSFIX page of Reuters/Bloomberg at or about 10.00 a.m. on the last Business Day prior to the date on which such amount becomes due and payable.

5.5	All payments to be made by the Buyer or the Buyer Guarantor to the Seller under any Transaction Document shall be made to the Seller’s Account.

5.6	All payments to be made by the Seller or the Seller Guarantor to the Buyer under any Transaction Document shall be made to the Buyer’s Account.

5.7
The parties understand that the transfer of the Target Company Shares will be exempt from VAT. All amounts stated as payable pursuant to this Agreement shall be exclusive of any applicable VAT which the paying party shall account for at the applicable rate to the payee upon receipt of a valid VAT invoice.

5.8
The Escrow Amount shall be deposited by the Buyer in the Escrow Account upon terms that withdrawals from the Escrow Account shall require at least one signature on behalf of the Seller and the signature of the Buyer. Notwithstanding the fact that the Escrow Amount shall be deposited in joint names, the entire legal and beneficial interest in the Escrow Account shall be the property of the Seller except as provided in this Clause 5.

5.9
Subject to Clause 5.10, all or part of the Escrow Amount shall be applied in paying to the Buyer any amount at any time finally determined as lawfully due to it under or by reason of any breach of the Seller Warranties, any claim under the Tax Covenant, or any other breach by the Seller of any of the terms of this Agreement. All or any part of the Escrow Amount applied under this clause shall pro tanto satisfy the liability concerned.

5.10
On the later of: (i) the date which is six months from the Completion Date; and (ii) 31 August 2012 (the “Release Date”), any part of the Escrow Amount then standing to the credit of the Escrow Account after any applications under Clause 5.9 shall be paid to the Seller unless, prior to 5.30 pm on the date which is two Business Days prior to the Release Date, the Buyer has notified to the Seller any claim of the kinds specified in Clause 5.9 which has not yet been finally determined to be lawfully due. In such case there shall be retained on deposit in the Escrow Account, on and subject to the provisions of the Escrow Agreement, an amount equal to the lesser of: (i) an amount equal to any such claim; and (ii) the amount then standing to the credit of the Escrow Account, and Clause 5.9 shall continue to apply in relation to the amount of Escrow Amount so retained. Any balance of the Escrow Amount remaining after the such claim has been finally determined shall be paid to the Seller within two (2) Business Days of such final determination.

5.11	Interest accruing on the Escrow Amount shall follow payments of principal amounts paid from the Escrow Account in accordance with this Clause 5.

5.12	The parties agree that the Escrow Amount may only be applied in accordance with the provisions set out in this Clause 5.

5.13	In this Clause 5, reference to “finally determined” means that either:

5.13.1	the Seller and the Buyer have expressly agreed in writing the terms of settlement in respect of the claim referred to in Clause 5.9; or

5.13.2
a court of competent jurisdiction from which there is no appeal, or from whose judgment the Seller or the Buyer (as the case may be) do/does not appeal within any applicable time limit, has passed judgment in respect of the claim or matter referred to in Clause 5.9.

6.	Settlement of Intra-Group Payables and Receivables

6.1	The Buyer and the Seller agree that the Intra-Group Payables and the Intra-Group Receivables shall be repaid in full by the relevant debtor(s) in accordance with this Clause 6.

6.2
The Seller shall use reasonable endeavours to procure that the Intra-Group Payables and the Intra-Group Receivables are settled prior to Completion. In the event that any Intra-Group Payable or Intra-Group Receivable has not been repaid prior to Completion, the relevant amounts outstanding on Completion shall not be settled in accordance with their existing payment terms, but shall be taken into account in determining the Final Consideration in accordance with the provisions of Schedule 3, in final settlement of the relevant debtors’ obligations to repay such Intra-Group Payable or Intra-Group Receivable, as the case may be.

6.3
The Seller shall use reasonable endeavours to procure that prior to Completion the Completion Net Cash (as defined in schedule 3) shall, subject to local Laws, be reduced in each of the Target Entities (other than Barnes Group France SAS and its Subsidiaries and Barnes Group Kent S.L.U.) to the maximum extent possible by means of lawful dividends.

7.	Completion

7.1	Completion of the transactions contemplated by this Agreement (“Completion”) shall take place at the offices of the Seller’s Solicitors:

7.1.1
on the first (1st) Business Day of the calendar month immediately following the calendar month in which the later to be satisfied of: (i) the Regulatory Condition; or (ii) the Ressorts SPEC Condition, is satisfied or waived and provided that the No MAC Condition has then been satisfied or waived, in each case in accordance with Clause 3; or

7.1.2	at such other time or place as the Seller and Buyer agree in writing.

7.2
Except to the extent expressly provided otherwise in this Agreement, and notwithstanding the actual occurrence of Completion at any particular time on the Completion Date, Completion shall be deemed to occur and be effective as of 12:01 a.m. (London time) on the Completion Date.

7.3
On the terms and subject to the conditions of this Agreement, at Completion, the Seller shall undertake those actions listed in Part A of Schedule 4 and the Buyer shall undertake those actions listed in Part B of Schedule 4.

7.4	Each of the Seller and the Buyer shall, upon becoming aware that any of its obligations in Schedule 4 cannot be satisfied at or prior to Completion, immediately notify the other party in writing that such obligation cannot be satisfied and give full details of the reason why such obligation cannot be satisfied.

7.5
Each of the Seller and the Buyer shall use its reasonable endeavours to procure that all action is taken with a view to enabling the satisfaction of its respective obligations in Schedule 4 on the date set for Completion pursuant to Clause 7.1.

7.6
If the Seller or the Buyer has not complied with its obligations under Clause 7.3 and Schedule 4 on or prior to the date set for Completion under Clause 7.1, the other party shall not be obliged to proceed to Completion and may (in addition to and without prejudice to all other rights and/or remedies available to it):

7.6.1
defer Completion to a date being not more than 20 Business Days after the Completion Date set by Clause 7.1 (in which case the provisions of this Agreement shall apply as if the date to which Completion is so deferred is the Completion Date);

7.6.2	waive all or any such requirements and proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

7.6.3
terminate this Agreement by notice in writing to the defaulting party, provided that such termination notice may only be given in circumstances where the defaulting party has materially failed to comply with the requirements of Clause 7.3 or Schedule 4 and has not remedied that failure within five (5) Business Days of receiving notice from the non‑defaulting party requiring it to do so.

7.7
The parties agree that this Agreement may only be terminated or rescinded by the Buyer under this Agreement or at Law following the date hereof and prior to Completion, in accordance with Clause 3.7, Clause 7.6.3 or Clause 10.3.

7.8
Without prejudice to Clause 7.7, if this Agreement is terminated in accordance with Clause 7.6.3 or Clause 10.3, all obligations of the parties under this Agreement shall end except for those expressly stated to continue to exist, provided that all rights and liabilities of the parties which have accrued before termination shall continue to exist.

8.	Buyer Warranties

8.1	The Buyer warrants to the Seller that the following statements contained in this clause 8 are true and correct as of the date of this Agreement.

8.1.1	each Buyer Party is a company incorporated and validly existing under the Laws of the jurisdiction in which it was incorporated;

8.1.2
each Buyer Party has the requisite power and authority to enter into and to perform this Agreement and the Transaction Documents to which it is a party and each of them is acting as principal for its sole account;

8.1.3	when executed by the Buyer Parties, this Agreement and the Transaction

Documents to which each relevant Buyer Party is a party shall constitute legal, valid and binding obligations of each such Buyer Party and shall be enforceable in accordance with their respective terms;

8.1.4
the execution and delivery of this Agreement and the other Transaction Documents to which each relevant Buyer Party is a party, and the performance by each such Buyer Party of its respective obligations hereunder and thereunder shall not:

(a)	result in a breach of any provision of the constitutional documents of each such Buyer Party;

(b)	result in a breach of any order, judgment or decree of any court or Governmental Authority to which each such Buyer Party is a party or by which each such Buyer Party is bound; or

(c)
save as provided in paragraph1 of Schedule 2, require such Buyer Party to obtain any consent or approval of, or give any notice to, or make any registration with, any Governmental Authority which has not been obtained or made at the date of this Agreement both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by any reason of any misrepresentation or misstatement);

8.1.5	none of the Buyer Parties is in breach of any of its obligations in respect of the Transaction, including obligations under the Confidentiality Agreement;

8.1.6
no order has been made and no resolution has been passed for the winding up or liquidation of any of the Buyer Parties or for a provisional liquidator to be appointed in respect of any of the Buyer Parties and no petition has been presented, and no meeting has been convened, for the purpose of the winding up or liquidation of any of the Buyer Parties. None of the Buyer Parties has become subject to any analogous proceedings or arrangements under the Laws of any applicable jurisdiction;

8.1.7
no administrator, administrative receiver or any other receiver or manager has been appointed by any person in respect of any of the Buyer Parties or all or any of their assets and no steps have been taken by any of the Buyer Parties nor, so far as the Buyer or the Guarantor is aware, any other person, to initiate any such appointment. No analogous appointments have been made or initiated by any of the Buyer Parties, or, so far as the Buyer or the Guarantor is aware, any other person, under the Laws of any applicable jurisdiction;

8.1.8
no Buyer Party is insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 or the equivalent insolvency legislation applicable to it, or has stopped paying its debts as they fall due;

8.1.9
save as notified to the Seller Guarantor by the Buyer Guarantor between the Offer Date and the date immediately prior to the date of this Agreement, in accordance with Clause 2.8 of the Deed entered into by the Buyer Guarantor on the Offer Date, neither the Buyer nor the Buyer Guarantor is aware of any matter that is inconsistent with, or would reasonably be expected to give rise to, a breach by the Seller of any of the Seller Warranties; and

8.1.10
there are no outstanding proceedings pending or, to the knowledge of any of the Buyer Parties and their respective Affiliates, threatened against or affecting any of the Buyer Parties challenging or seeking to restrain or prohibit any of the matters contemplated by the Transaction Documents.

9.	Seller Warranties and Limitations

9.1	Subject as provided in this Agreement, including in respect of the Disclosed Matters, the Seller warrants to the Buyer:

9.1.1	that each Seller Warranty, other than the Seller Warranties set out in paragraphs 11B and 16B of Schedule 5, was true and correct as at the Offer Date; and

9.1.2	that each Seller Warranty, other than the Seller Warranties set out in paragraphs 11A and 16A of Schedule 5, is true and correct as at the date of this Agreement.

9.2
If at any time between the date of this Agreement and Completion the Seller becomes aware that any Seller Warranty has been breached, it shall promptly notify the Buyer of the relevant circumstances in sufficient detail to enable an accurate assessment of the situation reasonably to be made.

9.3	The only Seller Warranties given are those set out in Schedule 5 which are given as provided in Clause 9.1 and:

9.3.1
in respect of environmental matters, are those Seller Warranties contained in paragraphs 7 and 12 of Schedule 5 (and the Buyer shall not be entitled to claim in respect of environmental matters under any other Seller Warranty or any other provision of the Transaction Documents);

9.3.2
in respect of Tax related matters, are those Seller Warranties contained in paragraphs 7 and 10 of Schedule 5 (and the Buyer shall not be entitled to claim in relation to Tax related matters under any other Seller Warranty or any other provision of the Transaction Documents other than the Tax Covenant);

9.3.3
in respect of the Accounts, are those Seller Warranties contained in paragraph 5 of Schedule 5 (and the Buyer shall not be entitled to claim in respect of accounting related matters under any other Seller Warranty or any other provision of the Transaction Documents);

9.3.4
in respect of property related matters, are those Seller Warranties contained in paragraphs 7 and 13 of Schedule 5 (and the Buyer shall not be entitled to claim in respect of property related matters (other than in relation to Environment related matters) under any other Seller Warranty or any other provision of the Transaction Documents);

9.3.5	in respect of Intellectual Property related matters, are those Seller Warranties contained in paragraphs 7 and 14 of Schedule 5 (and the Buyer shall not be entitled to claim in respect of Intellectual Property related matters under any other Seller Warranty or any other provision of the Transaction Documents); and

9.3.6
in respect of employment and benefits related matters, are those Seller Warranties contained in paragraphs 7, 11A (as at the Offer Date), 11B (as at the Date of this Agreement), as applicable, 16A (as at the Offer Date) and 16B (as at the date of this Agreement) of Schedule 5 (and the Buyer shall not be entitled to claim in respect of employment and benefits related matters under any other Seller Warranty or any other provision of the Transaction Documents).

9.4
Without prejudice to the right of the Buyer to claim in damages on any other basis, if any Seller Warranty is breached and subject as provided in this Agreement, including in Schedule 6, the Buyer shall be entitled to receive an amount of damages equal to:

9.4.1
the amount necessary to put the Buyer or its Affiliate and/or the relevant Target Entity into the position it would have been in had the Seller Warranty not been breached, being an amount (at the option of the Buyer) equal to either:

(a)	any reduction caused in the value of the Target Company Shares; or

(b)
any reduction caused in the value of any asset of the relevant Target Entity or to any Buyer Affiliate (including one warranted to exist but not in fact existing), or any liability incurred by a Target Entity or Buyer’s Affiliate which it would not have incurred had the breach not occurred; and

9.4.2	the reasonable costs and expenses incurred by the Buyer, a Buyer’s Affiliate and/or a Target Entity as a result of such breach.

9.5
Except as provided in Clause 9.2, each of the Seller Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to, or inference from, the terms of any other Seller Warranty.

9.6
The Seller Warranties shall not in any respect be extinguished or affected by Completion but, for the avoidance of doubt, no claim may be brought in respect of the Seller Warranties unless and until Completion has occurred.

9.7
No Seller makes any warranty or other representation as to the accuracy of any forecasts, estimates, projections, statements of intent or expectation or statements of opinion provided to any Buyer (or to any of their respective officers, employees, agents or advisers) on or prior to the date of this Agreement by any person and whether orally or in any document (including in the Disclosure Letter, the Information Memorandum or the Management Presentation).

9.8	The liability of the Seller under or in connection with the Seller Warranties and otherwise under or in connection with this Agreement shall be limited as set out in Schedule 6.

9.9	The Seller hereby agrees with the Buyer to waive any right which it may have against any Target Entity Employee or any Transferring UK Employee in respect of any misrepresentation or inaccuracy in, or omission from, any information supplied or given by any Target Entity Employee or any Transferring UK Employees in enabling the Seller to give the Sellers Warranties and to prepare the Disclosure Letter, provided that nothing in this Clause 9.9 shall operate to limit or otherwise prejudice any rights which the Seller may have against any such person in respect of any fraudulent, dishonest, deliverable or negligent misrepresentation, inaccuracy or omission.

9.10
With effect from Completion, the Seller shall indemnify the Buyer (and shall make payment to the Buyer pursuant to this Clause 9.10 or as it shall direct) on demand from and against all Losses suffered or incurred by the Buyer, the Asset Buyers, the Target Entities or any of them in respect of:

9.10.1	a dismissal prior to Completion of any employee of any Target Entity in France who claims to be a sale agent;

9.10.2	any bonus payable to employees in France as a result of the payment of any dividends prior to Completion by any of the Target Entities;

9.10.3
any bonus payable to any employee of the Target Entities in respect of the period prior to Completion (other than the Aggregate Retention Bonus Amount) or any claim arising from the termination or variation of any bonus scheme in existence at the Offer Date before Completion other than with the prior written consent of the Buyer;

9.10.4	satisfaction of the Ressorts SPEC Condition;

9.10.5	an assessment made by the DGCCRF in France in respect of a breach of the product security laws;

9.10.6
any bonus payable to any employee of a Target Entity as a result of the Transaction (other than the Aggregate Retention Bonus Amount) and arising from contractual or statutory provision in existence at the date of Completion; and

9.10.7	any contribution notice or financial support direction issued under Sections 38, 43 or 47 of the Pensions Act 2004 against any Target Entity by the UK Pensions Regulator in respect of the UK Scheme.

10.	Seller’s Undertakings

10.1
The Seller undertakes to the Buyer to procure that, save as expressly contemplated by this Agreement, during the period commencing on (and including) the day immediately after the date of this Agreement and ending on (and, up until Completion occurs, including) the Completion Date, each Target Entity and BGL shall notify the Buyer prior to undertaking any matter set out in paragraph 2 of Schedule 11 (subject to paragraph 4 of Schedule 11). Upon receipt of such notice, the Buyer shall be entitled to respond in accordance with the provisions of paragraph 3 of Schedule 11.

10.2	The Seller undertakes to the Buyer, during the period commencing on (and including)

the date of this Agreement and ending on Completion, to notify the Buyer in writing promptly after becoming aware of any breach by it of Clause 10.1 which, in the reasonable opinion of the Seller, is not capable of being remedied or which is not remedied (at no cost to the relevant Target Entity or the Buyer) within 30 days of the date on which the Seller became aware of the breach.

10.3
If the Seller notifies the Buyer in accordance with Clause 10.2 of a relevant breach which, if remediable, is not remedied to the reasonable satisfaction of the Buyer within 20 Business Days of such notice, the Buyer may terminate this Agreement. The Seller shall not otherwise be liable for any breach of the undertaking given by it in Clause 10.1 unless written notice of any such claim has been given by or on behalf of the Buyer to the Seller on or before the date falling three (3) months after the Completion Date (and the Buyer shall give such written notice of any such claim to the Seller as soon as reasonably practicable after such claim has arisen or after the Buyer becomes aware that such claim might be made, provided that any delay by the Buyer in so doing shall not, of itself (but without prejudice to the three (3)-month time limit), preclude any such claim but, to the extent that the Seller is prejudiced by any such delay any such claim shall be reduced). Any such claim shall be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) (and no new claim may be made in respect of the facts giving rise to such withdrawn claim) unless legal proceedings in respect thereof have been commenced within six (6) months of the giving of written notice of the claim, and for this purpose such legal proceedings shall not be deemed to have commenced unless both issued and served.

10.4
The provisions in Clauses 10.1 to 10.3 (inclusive) shall not in any respect be extinguished or affected by Completion but, for the avoidance of doubt, no claim may be brought in respect of these provisions unless and until Completion has occurred.

10.5
The Seller undertakes to the Buyer that it shall, within thirty (30) Business Days of the Completion Date, procure that all necessary resolutions are passed to cancel all relevant business name registrations and effect changes of corporate names of the Retained Companies to name which do not include “KENT” or “Toolcom” or any derivation or translation thereof and further undertakes not to use the names “KENT” or “Toolcom” in connection with any Retained Business from the effective date of such changes to the date thirty-six (36) months from the date of this Agreement.

10.6
Subject to Clause 10.7, for the purpose of assuring to the Buyer the full benefit of the BDE Business and in consideration of the agreement of the Buyer to buy the BDE Business on the terms of this Agreement, the Seller covenants with the Buyer that it will not, and will procure that none of the Seller’s Affiliates will, for a period of thirty-six (36) months from Completion, whether directly or indirectly, either solely or jointly with or as principal, partner, shareholder, director, manager, agent, consultant or contractor or otherwise of any other person, if the purpose or effect of so doing is to enable the Seller or any member of the Barnes Group to compete with the BDE Business:

10.6.1
within the areas in which the BDE Business is carried on at Completion, carry on or be engaged or employed in or concerned in or (except as the owner of not more than five percent of the issued share capital of any company whose shares are listed on a recognised stock exchange) be interested in any business which is directly engaged in carrying on activities which directly compete with the BDE Business as carried on at Completion, provided that nothing in this Clause 10.6.1 shall apply in respect of any distribution business which is not engaged in the distribution of the same or substantially similar product lines to those distributed by the BDE Business at Completion;

10.6.2	solicit or endeavour to entice away from the employment of the Buyer or the relevant Buyer any Key Employee;

10.6.3
offer employment to or employ, or offer to conclude any contract for services with any Key Employee, provided that nothing in this Clause 10.6.3 shall apply in respect of any Key Employee who has: (i) replied to a general employment offer made by a Seller through an advertisement or a non-targeted search; or (ii) made an unsolicited approach to a Seller for employment; or

10.6.4
solicit the custom of any business which as at the date of this Agreement is a customer of the BDE Business, and which is not also at the date of this Agreement a customer of any Retained Business, in respect of the same or substantially similar product lines to those distributed by the BDE Business, so as to compete with the BDE Business.

10.7
The Seller’s undertakings in each of Clauses 10.6.1 to 10.6.4 in relation to its Affiliates shall apply only for so long as the relevant entity remains a member of the Barnes Group and only to the extent that the restriction is still applicable to the Seller.

10.8
The Seller acknowledges and agrees that each of Clauses 10.6.1 to 10.6.4 inclusive is reasonable and necessary for the protection of the Buyer’s legitimate interest in the know how, goodwill and trade connection of the BDE Business but if any such restriction shall be found to be void or unenforceable but would be valid and enforceable if some part were deleted, such restriction shall apply with such modification as may be necessary to make it valid and enforceable.

10.9
The Seller acknowledges and agrees that each of Clauses 10.6.1 to 10.6.4 shall be construed as a separate and independent undertaking and if one or more undertakings is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected.

10.10
The Buyer acknowledges and agrees that any Tax asset of Barnes Group France SAS may, in the sole discretion of Barnes Group France SAS, be used to offset any taxable gain arising as a result of the transfer, before Completion, of the shares in Ressorts SPEC SAS to a Retained Company.

10.11	The Seller shall procure that:

10.11.1
any monies or other items belonging to any Target Entity or the UK Business which are received by any member of the Barnes Group on or after Completion shall immediately be passed or paid to the Buyer or as it shall direct and until such time as they are so passed or paid shall be held by the relevant member of the Barnes Group in trust for the Buyer; and

10.11.2	all notices, correspondence, information, orders or enquiries relating to the

BDE Business which are received by any member of the Barnes Group on or after Completion shall promptly be passed to the Buyer.

10.12
On the date of this Agreement and on Completion, the Seller shall provide the Buyer with a complete and accurate updated list identifying all employees who are wholly or mainly engaged in or assigned to the UK Business immediately prior to the date of this Agreement or Completion (as applicable) and shall provide details of their terms and conditions of employment (which may be by the provision of standard form agreements) and any other information in relation to those employees as reasonably requested in writing by the Buyer. The employees on this list at Completion shall constitute the Transferring UK Employees.

10.13
(a)    On or prior to Completion, the Seller shall procure that the relevant Target Entities have the licence(s) required for the continued use and in a manner consistent with use by the relevant Target Entities on the Offer Date and on the same terms, of J.D.Edward´s/Oracle Software (including the EDI-Interface and the right to use the IBM AS400 Version), provided that the cost of the licence(s) grant or assignment to be effected on or prior to Completion, if any, shall be for the account of the Seller, but any costs following Completion in respect of the licence(s), including maintenance and support, shall be for the account of the Buyer or the relevant Target Entity.

(b)
For a reasonable period following Completion, the Seller shall procure that its     relevant Affiliates will provide reasonable support to assist the Buyer and its relevant Affiliates in the migration to the Buyer’s network, or as it shall direct, of the “active directory” architecture supporting the BDE Business’s email services(including user groups, access to files, network administration).

10.14
In the event that the Buyer demonstrates to the reasonable satisfaction of the Seller that the Direction Régionale de l’Environment de l’Aménagement et du Logement (the “DREAL”) has finally determined that KENT International SAS is required to construct an extension to, or replacement of, the containment pond at the Owned Real Property and that the DREAL will not accept any alternative modifications or obligations, the Seller undertakes to the Buyer that, following construction of an extension to, or replacement of, the containment pond, it shall reimburse fifty (50) per cent. of the costs and expenses of the Buyer and its Affiliates evidenced to the Seller in writing in extending or replacing the containment pond, up to a maximum aggregate amount of €500,000.

10.15	If, in the twelve months following Completion the Seller Guarantor, Seller or any of their Affiliates either:

10.15.1
are notified that any Participating Employee wishes to exercise any share incentive, share option or other award made to such person pursuant to the Employee Incentive Arrangements (the resulting exercise and acquisition of Employee Incentive Arrangement Shares being an “Exercise Event”); or

10.15.2
becomes aware any award or other share incentive granted pursuant to the Employee Incentive Arrangements prior to the Completion Date to any Participating Employee shall vest by reason of the effluxion of time, the attainment of any condition or otherwise (the resulting acquisition of

Employee Incentive Arrangement Shares being a “Vesting Event”), the following procedure shall apply.

10.16
Within 5 Business Days of the Seller Guarantor, the Seller or any of their Affiliates becoming aware that either an Exercise Event or Vesting Event is intended, the Seller Guarantor shall notify the Buyer of the fact and shall provide the Buyer with the following details:

(a)	the name of the relevant employee;

(b)
the number of Employee Incentive Arrangement Shares subject to the anticipated Exercise Event or Vesting Event and details of the Employee Incentive Arrangement pursuant to which such an award or option was granted; and

(c)	the amount (if any) payable by the employee in order to exercise the option or obtain the vesting of the award (excluding any amounts of Taxation accountable via PAYE or equivalent).

10.17
Within 5 Business Days of the receipt of the notification referred to at clause 10.16, the Buyer shall procure that the relevant Buyer Party shall confirm in writing to the Seller Guarantor the applicable rate of Tax and social security contributions accountable in respect of any such award accountable by any Buyer Party or Target Entity pursuant to PAYE or equivalent, the final date by which any Tax in respect of the Exercise Event or Vesting Event can be accounted to the relevant Tax Authority without giving rise to a liability for interest and penalties (the “Tax Payment Deadline Date”) and the extent to which the calculation required in the local jurisdiction differs from that anticipated by Clause 10.18(a).

10.18	On the Exercise Event or Vesting Event, the Seller Guarantor shall:

(a)
calculate the employment income receipt and Tax payment due from or in respect of the Participating Employee arising by reason of the Exercise Event or Vesting Event (which shall unless otherwise notified pursuant to Clause 10.17 be the mid-market price of a share in the Seller Guarantor on the day prior to the date of exercise minus any amount payable (per share or unit of stock) by the Participating Employee to exercise the option or to receive the award, multiplied by the number of Employee Incentive Arrangement Shares which the relevant employee will receive);

(b)
convert such amount from US Dollars ($) to Pounds Sterling (£) or the relevant local currency in which the tax and social security liability must be paid (using the spot-rate for conversion of US Dollars ($) to the other currency on the date on which the Exercise Event or Vesting Event occurs) and apply the rates of tax and social security contributions provided pursuant to Clause 10.15.2 to calculate the amounts due pursuant to PAYE or equivalent; and

(c)	provide details of the calculation to the Buyer.

10.19
On or before the day before the Tax Payment Deadline Date, the Seller Guarantor shall account to the Buyer (or at the direction of the buyer to a Buyer Party) in cleared funds for the amounts determined in accordance with Clause 10.18.

10.20
Any payment due under Clause 10.19 that is not made on its due date for payment shall be made together with interest thereon at the rate of interest charged in respect of the late payment of Tax by the Tax Authority of the jurisdiction in which the relevant liability to Tax or social security contribution has arisen.

10.21
The Buyer shall procure that the relevant Buyer Party shall, on or before the Tax Payment Deadline Date, account to the relevant Tax Authority pursuant to PAYE or equivalent for amounts received in accordance with Clause 10.19 and shall provide the Seller Guarantor with written confirmation that such a payment has been made.

11.	Buyer’s Undertakings

11.1
The Buyer undertakes to the Seller (for itself and on behalf of each other member of the Barnes Group) that the Buyer shall pay when due, or procure that its relevant Affiliate pays when due, the Aggregate Retention Bonus Amount in the proportion payable to each relevant employee of a Target Entity or BGL pursuant to each Retention Agreement, provided that the Buyer shall be entitled to deduct, or procure that its relevant Affiliate deducts, from any such sum payable, any applicable income tax and/or social security contributions as and to the extent required by Law to be deducted therefrom, and the Buyer shall defend and hold harmless the Seller and each other member of the Barnes Group on demand from and against any and all Losses which relate to, arise out of, or are connected with, the non-payment when due of any such sums.

11.2
The Buyer agrees that, at any time and from time to time on or after Completion, it shall, or shall procure that there are executed and delivered all such instruments of assumption and acknowledgments and that all such other action is taken as the Seller may reasonably request in writing in order to effect the release and discharge in full of any Seller Guarantee given by or on behalf of any Retained Company or any other member of the Barnes Group to any person (including any Target Entity) in respect of any obligation or liability of any Target Entity and the Buyer’s assumption of, and the substitution of the Buyer as the primary obligor in respect of, each such Seller Guarantee, in each case on a non‑recourse basis. Pending such release and discharge, the Buyer hereby agrees with the Seller (on behalf of the Seller and each other member of the Barnes Group) that the Buyer shall assume, pay and discharge when due, and indemnify, defend and hold harmless the Seller and each other member of the Barnes Group on demand from and against any and all Losses incurred or suffered by the Seller or any other member of the Barnes Group as a result of, or relating to, any Seller Guarantee.

11.3
The Buyer acknowledges and agrees that no contracts or arrangements between any Target Entity and any member of the Barnes Group shall continue after Completion. The Buyer shall procure that each Target Entity shall promptly execute such documents as the Seller may deem necessary, in its sole discretion, for the termination of all other contracts or arrangements between any Target Entity and any member of the Barnes Group.

11.4
For the avoidance of doubt, in the absence of fraud, the Buyer shall not be entitled under any circumstances (whether under any of the Seller Warranties or otherwise) to damages or any other amount from the Seller or any other member of the Barnes Group for any liabilities, obligations or Losses (including any adverse effects on any business relationship of Target Entity or the UK Business), incurred or suffered by any Buyer, Target Entity or the UK Business as a result of, or in connection with, the termination of contracts or arrangements as contemplated by Clause 11.3.

11.5
The Buyer acknowledges and agrees that no Policy maintained by any member of the Barnes Group under which any Target Entity or the UK Business is covered (whether with a third party insurer or a captive insurer) shall continue after Completion, nor may any such Policy provide insurance cover for any losses or liabilities of any kind suffered or incurred by any Target Entity or the UK Business arising as a result of any event occurring prior to Completion.

11.6
As soon as practicable after Completion, and in any event within thirty (30) Business Days of Completion, the Buyer shall procure the change of name of each relevant Target Entity (subject to the provisions of the following sentence in respect of Barnes Group France SAS) to a name that contains neither the word “Barnes”, nor any derivation or translation thereof, nor any other word likely, in the reasonable opinion of the Seller, to be confused or associated with the word “Barnes” or the Barnes Group, such name or names to have been notified to the Seller at least thirty (30) Business Days prior to Completion (and in default of such notification by that date, to such name or names as the Seller, in its reasonable discretion, may determine). The Buyer shall have a period of up to six (6) months from Completion to effect the provisions of the foregoing sentence in respect of Barnes Group France SAS. The Buyer agrees that within thirty (30) Business Days of the Completion Date, any references to “Barnes” shall be removed from all signage, sales literature or other promotional material and all other assets whatsoever (other than stock) of the BDE Business and the Buyer agrees that neither it nor any other Buyer nor any Target Entity shall hold itself out as being in any way connected with the Barnes Group. With effect from Completion, the Buyer shall, subject to the Seller Warranties, indemnify the Seller on demand from and against all Losses incurred by any member of the Barnes Group arising out of or in connection with any act or omission of the Buyer or any of its Affiliates in relation to stock which is branded with the “Barnes” name.

11.7
Subject to 10.13, the Buyer acknowledges and agrees that, on the Completion Date, the Target Entities shall be removed from the email network of the Barnes Group, and neither the Seller nor any other member of the Barnes Group shall have any liability whatsoever after the Completion Date in relation to the provision or supply to any Target Entity of:

11.7.1	any information technology related hardware, software and/or services; and

11.7.2	any access to the information technology network of the Barnes Group.

11.8
The Buyer undertakes to the Seller (for the benefit of the Seller, each other member of the Barnes Group and each of their respective employees, directors, agents, officers and advisers) that, to the fullest extent permitted by Law (in the absence of fraud), the Buyer shall not, and shall procure that no other Buyer shall, make any claim in connection with this Agreement or any other Transaction Document or the subject matter of this Agreement or any other Transaction Document against any former or current employee, director, agent, officer or consultant of any member of the Barnes Group. Further, the Buyer undertakes to the Seller (for the benefit of the Seller, each other member of the Barnes Group and each of their respective directors) to the fullest extent permitted by Law (in the absence of fraud), to procure that the relevant Target Entity shall, as soon as possible following Completion, grant a full, final and valid and unconditional discharge from liability in respect of the performance of his duties as director to any director of any Target Entity who resigned prior to or on the Completion Date.

11.9
Between the date of this Agreement and Completion, the Buyer and the Seller shall co-operate in good faith with a view to agreeing the forms of communications in respect of the Transaction to employees of any Target Entity and BGL and their representatives and with a view to agreeing the scope of appropriate rights of access for the Buyer to such employees for the purposes of its post-Completion integration planning. The Buyer shall not otherwise and shall procure that each other Buyer shall not otherwise, without the prior written consent of the Seller, between the date of this Agreement and Completion, contact any employee, officer, director, customer or supplier of any Target Entity or BGL and shall not and shall procure that each other Buyer shall not, in any way, seek to direct, influence or control the management, conduct or operation of all or any part of the business of any Target Entity or BGL, other than, in each case, as permitted pursuant to this Agreement.

11.10
The Buyer agrees that it shall not, and shall procure that no other Buyer shall, within twelve (12) months from the Completion Date, directly or indirectly solicit or entice away from the employment of any member of the Barnes Group, or offer to employ or engage (in any capacity), any person who is a Barnes Group employee and not an employee of any Target Entity or a Relevant UK Employee, with whom any director, officer, employee, agent, advisor or representative of any Buyer comes into contact for the purposes of pursuing the Transaction, provided that nothing in this Clause 11.10 shall operate to prevent or restrict the employment by any Buyer of any such Barnes Group employee who has replied to a general employment offer made by a Buyer through an advertisement.

11.11
The Buyer undertakes to the Seller (for itself and on behalf of each other member of the Barnes Group) that the Buyer shall, and shall procure that the relevant Asset Buyer shall, give or arrange to be given all such assistance as BGL or any other member of the Barnes Group may reasonably require in connection with the Toolcom Claim, including, upon being given reasonable notice in writing by the BGL or any member of the Barnes Group, and subject to the Seller agreeing to pay the reasonable out of pocket expenses of the Buyer and/or the relevant Asset Buyer and/or the Relevant UK Employees, by procuring that:

11.11.1
the Relevant UK Employees are made available (during working hours) to BGL or any other member of the Barnes Group and their respective agents, accountants, lawyers and other professional advisors in connection with the Toolcom Claim, including for discussion and to assist in connection with, attend and participate in, any court hearing or other legal proceedings; and

11.11.2	any Books and Records relevant to the Toolcom Claim are made available

(during working hours) to BGL or any other member of the Barnes Group and their respective agents, accountants, lawyers and other professional advisors.

12.	Tax

12.1
All Taxes (other than Taxes imposed on net income, profits or gains howsoever denominated) imposed upon or resulting from any transaction effected by or under any Transaction Document (“Sales and Transfer Taxes”) shall be borne by the Buyer, regardless of whether the Seller and the Buyer are individually or jointly liable for such Taxes under applicable Law or otherwise.

12.2
The Seller and the Buyer shall co‑operate with each other in a timely manner with respect to preparing and making all filings, returns and reports as may be required to comply with applicable Law in connection with the payment of the Sales and Transfer Taxes.

12.3	Schedule 10 shall have effect from Completion.

13.	Confidential Information

13.1
Without prejudice to the terms of the Confidentiality Agreement and except as expressly otherwise provided in this Agreement, the Seller (on its own behalf and on behalf of each other Seller) undertakes to the Buyer (for the benefit of the Buyer and each other Buyer Party) on the one hand, and the Buyer (on behalf of each of the Buyer Parties) undertakes to the Seller (for the benefit of the Seller and each other Seller) on the other hand, to keep confidential at all times after the date of this Agreement, and not directly or indirectly to reveal, disclose or use for its own or any other purposes, any Confidential Information received or obtained as a result of entering into or performing, or supplied by or on behalf of the other in the negotiations leading to, this Agreement and which relates to:

13.1.1	the sale process and the negotiations relating to this Agreement;

13.1.2	the subject matter and/or provisions of this Agreement; or

13.1.3	(in the Seller’s case) any Buyer or the Buyer Guarantor or (in the case of the Buyer and the Buyer Guarantor) any Seller or the Seller Guarantor.

13.2
Except as expressly provided otherwise in this Agreement, the Seller (on its own behalf and on behalf of each other Seller) undertakes to the Buyer Parties, to keep confidential at all times after the date of this Agreement, and not directly or indirectly to reveal, disclose or use for its own or any other purposes: (a) any Confidential Information it has about any Target Entity or any assets acquired pursuant to this Agreement; or (b) any Confidential Information received or obtained as a result of being given access to any Books and Records pursuant to Clause 15.

13.3	The obligations in Clauses 13.1 and 13.2 do not apply to the extent that:

13.3.1
the information was in the public domain before it was furnished to the relevant party or, after it was furnished to that party, entered the public domain otherwise than as a result of: (i) a breach by that party of this Clause; or (ii)

a breach of a confidentiality obligation by the discloser, where the breach was known to that party; or

13.3.2	disclosure is necessary in order to comply with the express:

(a)	order of any court of competent jurisdiction or any competent judicial, governmental or regulatory body; or

(b)	rules of any listing authority or securities exchange; or

(c)	applicable Laws of any country with jurisdiction over the affairs of the relevant party, provided that any such information disclosable pursuant to clause 13.3.2 shall be disclosed only to the minimum extent required by the applicable legal or regulatory requirements and (unless such consultation is prohibited by applicable legal or regulatory requirements) only after consultation with (in the case of the Buyer or the Buyer Guarantor) the Seller Guarantor or (in the case of the Seller or the Seller Guarantor) the Buyer Guarantor.

13.4
As soon as possible after Completion, the Seller Guarantor will send a letter in the Agreed Form to the other parties to the confidentiality agreements entered into by the Seller Guarantor in relation to the potential sale of the BDE Business requesting either the return of the “Confidential Information” as defined therein or confirmation in writing to the Seller Guarantor of its destruction, in each case in accordance with the terms of such confidentiality agreements. On request by the Buyer, an Officer’s Certificate will be provided to the Buyer certifying that such letters have been sent to the Buyer. If the Buyer demonstrates to the reasonable satisfaction of the Seller Guarantor that it considers that “Confidential Information” is in the public domain, the Seller Guarantor shall confirm to the Buyer whether it considers on the facts that any counterparty to a confidentiality agreement may have been responsible for the same and (subject to being indemnified by the Buyer against its reasonable out-of-pocket expenses) use reasonable endeavours to enforce the terms of the relevant confidentiality agreement in accordance with its terms.

14.	Announcements

14.1
Subject to Clause 14.2, no party may, and each of the Seller and the Buyer shall procure that none of its Affiliates shall, before or after Completion, make or issue a public announcement, communication or circular concerning the transactions referred to in this Agreement or in any other Transaction Document unless it has first obtained the written consent of (in the case of the Buyer or the Buyer Guarantor) the Seller Guarantor or (in the case of the Seller or the Seller Guarantor) the Buyer Guarantor.

14.2	Clause 14.1 does not apply to a public announcement, communication or circular:

14.2.1	in any form agreed between the Seller and the Buyer; or

14.2.2	required by any applicable Laws to which a party is subject, provided that any such public announcement, communication or circular shall (unless such consultation is prohibited by applicable legal or regulatory requirements) only be made after consultation with (in the case of the Buyer or the Guarantor) the Seller Guarantor or (in the case of the Seller or the Seller Guarantor) the Buyer Guarantor, and after taking into account the reasonable requirements of that party as to its timing, content and manner of making or despatch.

15.	Books and Records

15.1
The Buyer undertakes to the Seller that the Buyer shall, and shall procure that each Target Entity shall, preserve until the seventh (7th) anniversary of Completion (or for such longer period as is required by applicable Law) all Books and Records.

15.2
The Buyer undertakes to the Seller that the Buyer shall, and shall procure that each Target Entity shall, upon being given reasonable notice by the Seller, and for the purposes of the Seller or any member of the Barnes Group dealing with its Tax affairs or implementing, enforcing or protecting its rights and obligations under this Agreement use all reasonable endeavours to procure that:

15.2.1
the Books and Records are made available (during working hours and upon reasonable notice) to the Seller and other members of the Barnes Group and their respective agents, accountants, lawyers and other professional advisors for inspection and copying (at the expense of the Seller or such member of the Barnes Group, as the case may be); and

15.2.2
the management and employees of the Buyers and the Target Entities are made available (during working hours and upon reasonable notice) to the Seller and its respective agents, accountants, lawyers and other professional advisors for discussion, in each case, for the period for which the Books and Records are required to be preserved pursuant to Clause 15.2.1 and in a manner that the business of the Buyers and the Target Entities is not unreasonably interrupted.

15.3
The Buyer agrees and acknowledges that all documents and records, whether in paper or electronic form, which have come into the possession or under the control of any Target Entity or of any agent, officer or employee of any Target Entity at or prior to Completion and which relate to the discussions or negotiations between the parties shall belong to the Seller and the Seller shall be entitled to possession of the same. To the extent consistent with applicable Laws, if any of the parties becomes aware after Completion that any of such documents or records are in the possession or under the control of any Buyer, the Buyer shall procure that they are immediately returned to the Seller or, as the Seller may direct, destroyed and the Buyer shall not, and shall procure that no Buyer Group shall, use any such documents and records for any purpose whatsoever.

15.4
The Seller shall preserve, or procure that its relevant Affiliates shall preserve, any and all books and records relating to the Purchased Assets or Target Entities which it is not required to deliver or procure delivery of to the Buyer pursuant to this Agreement for a period of not less than 7 years after Completion (or such longer period as may be required by Law) and upon reasonable notice by the Buyer shall make such information, records and other documents available at all reasonable times during working hours for inspection by the Buyer or its authorised agents who may (at the Buyer’s cost) take such copies as the Buyer may reasonably require.

16.	Costs
Except where this Agreement or the relevant Transaction Document provides otherwise, each party to each Transaction Document shall pay its own costs relating to the Transaction, including the negotiation, preparation, execution and performance by it of this Agreement and of each other Transaction Document.

17.	General

17.1	A variation of this Agreement or any Transaction Document is valid only if it is in writing and signed by or on behalf of each party.

17.2
The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by Law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by Law prevents further exercise of the right or remedy or the exercise of another right or remedy.

17.3	The rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by Law.

17.4	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

17.5
The provisions of certain Clauses of this Agreement and certain paragraphs of the Schedules confer a benefit on the persons specifically referred to in those provisions (each, a “Third Party”) and, subject to the remaining terms of this Clause 17, are intended to be enforceable by each Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

17.6
The parties to this Agreement do not intend that any term of this Agreement, apart from those provisions specifically referred to in Clause 17.5, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

17.7
Notwithstanding Clause 17.5, this Agreement may be rescinded or terminated in accordance with its provisions or varied in any way and at any time by the parties to this Agreement without the consent of any Third Party.

18.	Entire Agreement

18.1
This Agreement and the other Transaction Documents constitute the entire agreement between the parties and supersede: (i) any previous agreements relating to the subject matter of the Transaction Documents; and (ii) any Representation relating to the subject matter of the Transaction Documents or any of them made or given by a party to any of the Transaction Documents or any other person at any time prior to the date of this

Agreement (a “Pre-Contractual Statement”).

18.2
Each of the Buyer (on behalf of itself and the other Buyer Parties) and the Seller (on behalf of itself and the other members of the Barnes Group) agrees that in entering into this Agreement and the other Transaction Documents, no Buyer Party nor any Seller nor the Seller Guarantor is relying upon, nor has been induced to enter into any Transaction Document by, any Pre-Contractual Statement which is not expressly repeated in this Agreement by way of, in the case of the Buyer, a Buyer Warranty and in the case of the Seller, a Seller Warranty and that no Buyer Party nor any Seller shall have any right of action against, respectively, any member of the Barnes Group or any Buyer Party, arising out of or in connection with, any Pre-Contractual Statement, except to the extent such Pre-Contractual Statement is expressly so repeated in this Agreement and, in any such case, subject as provided in this Agreement.

19.	Assignment

19.1
Subject to Clause 19.2, neither party shall assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Agreement whether in whole or in part without the prior written consent of the other party.

19.2
The Buyer may assign its rights and benefits under this Agreement (including the benefit of the Seller Warranties) to an entity which is at the date of this Agreement an Affiliate of the Buyer, provided that, if any such Affiliate ceases to be an Affiliate of the Buyer after such assignment, the Buyer shall, prior to the occurrence of such event, procure that the rights and benefits under this Agreement which have been assigned to it are reassigned to the Buyer or another entity which is at the date of this Agreement an Affiliate of the Buyer and provided further that no such assignment shall have the effect of increasing the liability of the Seller under this Agreement.

20.	Notices

20.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

20.1.1	in writing;

20.1.2	in the English language; and

20.1.3
delivered personally or sent by pre-paid recorded delivery post (and courier if overseas) or by fax to the party due to receive the Notice to the address set out in clause 20.3 or to an alternative address, person or fax number specified by that party by not less than five (5) Business Days’ written notice to the other party in accordance with this Clause 20 received before the Notice was despatched.

20.2	Unless there is evidence that it was received earlier, a Notice is deemed given at:

20.2.1	the time of delivery if delivered personally;

20.2.2	the time of delivery if sent by courier; and

20.2.3	two Business Days after posting, if sent by pre-paid recorded delivery post;

20.2.4	the time of transmission in legible form if sent by fax.

20.3
If deemed receipt of a Notice in accordance with Clause 20.2 is not within business hours (being 9.00 am to 5.30 pm on a Business Day), the relevant Notice shall be deemed to have been received at 9.00 am on the next Business Day.

20.4
To prove service, it is sufficient to prove that the notice, if sent by fax, was duly transmitted to a current fax number of the addressee or, if sent by post, that the envelope containing such notice was properly addressed, stamped and posted.

20.5	The address referred to in Clause 20.1.3 is:

Name of Party	Address	Fax No.	Marked for the attention of
The Seller	Barnes Group, Inc. 123 Main Street, Bristol, CT 06010, USA	001-860-589-3507	SVP Finance and CFO cc: SVP, General Counsel and Secretary
The Seller Guarantor	Barnes Group, Inc. 123 Main Street, Bristol, CT 06010, USA	001-860-589-3507	SVP Finance and CFO cc: SVP, General Counsel and Secretary
The Buyer	Berner SE Bernerstrasse 6, 74653 Künzelsau, Germany	49(0)7940121203	Chief Executive Officer and Chief Financial Officer
The Buyer Guarantor	Berner SE Bernerstrasse 6, 74653 Künzelsau, Germany	49(0)7940121203	Chief Executive Officer and Chief Financial Officer

21.	Governing Law and Jurisdiction

21.1
This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by the Laws of England and Wales other than in relation to the Scottish Leased Property which are governed by the Laws of Scotland.

21.2
The parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims), excluding any matters in dispute which may be referred to expert determination in accordance with, and to the extent set out in, Schedule 3 and any matters in dispute relating to the Scottish Leased Property which will be settled in the Scottish Courts.

21.3	The parties each irrevocably consent to service of process or any other documents in connection with proceedings in any court in accordance with this Agreement.

21.4
Each of the parties shall at all times maintain an agent with an address in England for service of process and any other documents in any proceeding, suit or action arising out of or in connection with this Agreement. Such agent for the Seller and the Seller Guarantor shall be London Law Agency, The Old Exchange, 12 Compton Road, Wimbledon, London SW19 7QD and any claim form, application notice, order, judgment or other notice of legal process shall be sufficiently served on the Seller or the Seller Guarantor, as applicable, if delivered to such agent at such address or at such other address in England as shall be notified in writing to the Buyer from time to time. Such agent for each of the Buyer and the Buyer Guarantor shall be Stevens & Bolton (ref KGS/DCK/BE1305.4) currently of Wey House, Farnham Road, Guildford, Surrey GU1 4YD and any claim form, application notice, order, judgment or other notice of legal process shall be sufficiently served on the Buyer or the Buyer Guarantor, as applicable, if delivered to such agent at such address or at such other address in England as shall be notified in writing to the Seller from time to time. If for any reason such agent for the Seller and the Seller Guarantor or such agent for the Buyer and the Buyer Guarantor ceases to be able to act in that capacity or no longer has an address in England or Wales, the Seller and the Seller Guarantor, or the Buyer and the Buyer Guarantor, as appropriate, shall promptly appoint a substitute agent in England or Wales and notify the Seller (in the case of the Buyer and the Buyer Guarantor) or the Buyer (in the case of the Seller and the Seller Guarantor) of such new agent’s name, address and fax number. In such circumstances, if the Seller or the Seller Guarantor, or the Buyer or the Buyer Guarantor (as the case may be) fails to appoint a substitute agent, the Seller (in the event of such failure on the part of the Buyer or the Buyer Guarantor) or the Buyer (in the event of such failure on the part of the Seller or the Seller Guarantor) shall be entitled to appoint one on behalf, and at the expense, of the party which has failed to appoint a substitute agent.

22.	Guarantee by the Buyer Guarantor

22.1	In consideration of the undertakings of the Seller set out in this Agreement, the Buyer Guarantor undertakes to perform its obligations under this Clause 22.

22.2
The Buyer Guarantor hereby unconditionally and irrevocably guarantees to the Seller (for the benefit of the Seller and each other member of the Barnes Group) the full, due and punctual performance and observation by each Buyer of its obligations under the Transaction Documents to which it is a party (the “Buyer Guaranteed Obligations”). The Buyer Guarantor shall pay the Seller (for the benefit of the Seller and each other member of the Barnes Group) from time to time on demand any sum for which each Buyer is at any time liable, or expressed to be liable, to pay to the Seller (or to any other member of the Barnes Group) under or pursuant to any Transaction Document. The Buyer Guarantor’s obligations under this Clause 22 are primary obligations and not those of a mere surety.

22.3
The Buyer Guarantor irrevocably and unconditionally agrees to indemnify (and keep indemnified) the Seller (for the benefit of the Seller and each other member of the Barnes Group) on demand against Losses incurred as a result of any obligation of the Buyer referred to in Clause 22.2 being or becoming void or unenforceable as against the Buyer for any reason whatsoever. The amount of the loss, liability or cost shall be equal to the amount which the Seller (or any member of the Barnes Group) would otherwise have been entitled to recover from the relevant Buyer.

22.4	The obligations of the Buyer Guarantor under this Clause 22 shall not be satisfied, prejudiced, discharged, released, impaired, affected, lessened or diminished by any:

22.4.1
intermediate payment or settlement of account or any change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or any liquidation, winding up, bankruptcy or analogous proceedings relating to, the Buyer and shall be continuing obligations;

22.4.2	variation (however significant or substantial) of the terms, conditions or undertakings contained in this Agreement, or any forbearance, neglect or delay in seeking performance or any granting of time of such performance;

22.4.3	invalidity, unenforceability, illegality or voidability of any obligations assumed or expressed to be assumed by the Buyer under or in connection with this Agreement; or

22.4.4
act, omission or circumstance whatsoever which, but for this provision, might operate to release or exonerate the Buyer from all or any part of such obligations or in any way discharge, prejudice, lessen, affect or impair the same.

22.5
The Buyer Guarantor waives any right it may have to require the Seller (or any other member of the Barnes Group, trustee or agent on their behalf) first to proceed against or enforce any other rights or security or claim payment from any person before claiming under this Clause 22. This waiver applies irrespective of any Law or any provision of this Agreement to the contrary.

22.6
This guarantee is in addition to and without limitation to or in substitution of any rights or security which the Seller (or any other member of the Barnes Group) may now or hereafter have or hold for the performance and observance of any of the obligations of the Buyer given in, or pursuant to, this Agreement. The Buyer Guarantor’s liabilities under this Clause 22 are not affected by any arrangement which the Seller (or any other member of the Barnes Group) may make with the Buyer or with another person, which (but for this Clause 22.6) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

22.7
Without affecting the generality of Clause 22.6, the Seller (or any other member of the Barnes Group) may at any time it thinks fit and without reference to the Buyer Guarantor and without prejudice to the Buyer Guarantor’s obligations under this Clause 22:

22.7.1	grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the Buyer under this Agreement;

22.7.2	give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by the Seller (or any member of the Barnes Group);

22.7.3	discharge a party to other securities or guarantees held by the Seller (or any other member of the Barnes Group) and realise all or any of those securities or guarantees; and

22.7.4	compound with, accept compositions from and make other arrangements with the Buyer or a person or persons liable on other securities or guarantees held or to be held by the Seller.

22.8
So long as the Buyer is under an actual or contingent obligation under this Agreement, the Buyer Guarantor shall not exercise a right which it may at any time have by reason of the performance of its obligations under this Clause 22 to be indemnified by the Buyer, to claim a contribution from another surety of the obligation of the Buyer or to take the benefit (wholly or partly and by way of subrogation or otherwise) of any of the rights under this Agreement of the Buyer or of any other security taken by the Buyer in connection with this Agreement.

22.9
The Buyer Guarantor’s liabilities under this Clause 22 are not affected by the avoidance of an assurance, security or payment or a release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

22.10	The provisions of this Clause 22 shall continue to apply until all Buyer Guaranteed Obligations have been paid and/or discharged in full.

22.11
The Buyer Guarantor agrees that any award rendered against the Buyer resulting from an arbitration or any other dispute resolution procedure under this Agreement, shall be conclusive and binding on the Buyer Guarantor for the purposes of determining the Buyer Guarantor’s obligations under this Clause 22 to the same extent that such award is binding on the Buyer.

23.	Guarantee by the Seller Guarantor

23.1	In consideration of the undertakings of the Buyer set out in this Agreement, the Seller Guarantor undertakes to perform its obligations under this Clause 23.

23.2
The Seller Guarantor hereby unconditionally and irrevocably guarantees to the Buyer (for the benefit of the Buyer and each other Share Buyer and each Asset Buyer) the full, due and punctual performance and observation by each Seller of its obligations under the Transaction Documents to which it is a party (the “Seller Guaranteed Obligations”). The Seller Guarantor shall pay the Buyer (for the benefit of the Buyer and each other Share Buyer and each Asset Buyer) from time to time on demand any sum for which each Seller is at any time liable, or expressed to be liable, to pay to the Buyer (or to any other Share Buyer or any Asset Buyer) under or pursuant to any Transaction Document. The Seller Guarantor’s obligations under this Clause 23 are primary obligations and not those of a mere surety.

23.3
The Seller Guarantor irrevocably and unconditionally agrees to indemnify (and keep indemnified) the Buyer (for the benefit of the Buyer and each other Share Buyer and each Asset Buyer) on demand against Losses incurred as a result of any obligation of the Seller referred to in Clause 23.2 being or becoming void or unenforceable as against the Seller for any reason whatsoever. The amount of the loss, liability or cost shall be equal to the amount which the Buyer (or any other Share Buyer or any Asset Buyer) would otherwise have been entitled to recover from the relevant Seller.

23.4	The obligations of the Seller Guarantor under this Clause 23 shall not be satisfied, prejudiced, discharged, released, impaired, affected, lessened or diminished by any:

23.4.1
intermediate payment or settlement of account or any change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or any liquidation, winding up, bankruptcy or analogous proceedings relating to, the Seller and shall be continuing obligations;

23.4.2
variation (however significant or substantial) of the terms, conditions or undertakings contained in this Agreement, or any forbearance, neglect or delay in seeking performance or any granting of time of such performance;

23.4.3	invalidity, unenforceability, illegality or voidability of any obligations assumed or expressed to be assumed by the Seller under or in connection with this Agreement; or

23.4.4
act, omission or circumstance whatsoever which, but for this provision, might operate to release or exonerate the Seller from all or any part of such obligations or in any way discharge, prejudice, lessen, affect or impair the same.

23.5
The Seller Guarantor waives any right it may have to require the Buyer (or any other Share Buyer, any Asset Buyer, or any trustee or agent on their behalf) first to proceed against or enforce any other rights or security or claim payment from any person before claiming under this Clause 23. This waiver applies irrespective of any Law or any provision of this Agreement to the contrary.

23.6
This guarantee is in addition to and without limitation to or in substitution of any rights or security which the Buyer (or any other member Share Buyer or any Asset Buyer) may now or hereafter have or hold for the performance and observance of any of the obligations of the Seller given in, or pursuant to, this Agreement. The Seller Guarantor’s liabilities under this Clause 23 are not affected by any arrangement which the Seller (or any other Share Buyer or any Asset Buyer) may make with the Seller or with another person, which (but for this Clause 23.6) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

23.7
Without affecting the generality of Clause 23.6, the Buyer (or any other Share Buyer or any Asset Buyer) may at any time it thinks fit and without reference to the Seller Guarantor and without prejudice to the Seller Guarantor’s obligations under this Clause 23:

23.7.1	grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the Seller under this Agreement;

23.7.2	give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by the Buyer (or any other Share Buyer or any Asset Buyer);

23.7.3	discharge a party to other securities or guarantees held by the Buyer (or any other Share Buyer or any Asset Buyer) and realise all or any of those securities or guarantees; and

23.7.4	compound with, accept compositions from and make other arrangements with the Seller or a person or persons liable on other securities or guarantees held or to be held by the Buyer.

23.8
So long as the Seller is under an actual or contingent obligation under this Agreement, the Seller Guarantor shall not exercise a right which it may at any time have by reason of the performance of its obligations under this Clause 23 to be indemnified by the Seller, to claim a contribution from another surety of the obligation of the Seller or to take the benefit (wholly or partly and by way of subrogation or otherwise) of any of the rights under this Agreement of the Seller or of any other security taken by the Seller in connection with this Agreement.

23.9
The Seller Guarantor’s liabilities under this Clause 23 are not affected by the avoidance of an assurance, security or payment or a release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

23.10	The provisions of this Clause 23 shall continue to apply until all Seller Guaranteed Obligations have been paid and/or discharged in full.

23.11
The Seller Guarantor agrees that any award rendered against the Seller resulting from an arbitration or any other dispute resolution procedure under this Agreement, shall be conclusive and binding on the Seller Guarantor for the purposes of determining the Seller Guarantor’s obligations under this Clause 23 to the same extent that such award is binding on the Seller.

24.	Counterparts
This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

SCHEDULE 2 – CONDITIONS

1	Regulatory Condition

1.1
Clearance of the Transaction by the FCO, which will be deemed to have occurred only if: (i) the Buyer (or the Buyer's Solicitors) has/have received a written notice from the FCO that it will not prohibit the Transaction; or (ii) the FCO has failed to notify the Buyer within one month after the submission of the relevant Pre-Merger Filing that it has commenced a formal investigation of the Transaction; and

1.2
clearance of the Transaction by the Austrian Federal Competition Authority (Bundeswettbewerbsbehorde), which will be deemed to have occurred only if the Buyer (or the Buyer's Solicitors) has/have received a written notice from the Austrian Federal Competition Authority that it will not prohibit the Transaction or (ii) the Austrian Federal Competition Authority has failed to notify the Buyer within four weeks after the submission of the relevant Pre-Merger Filing that it has commenced a formal investigation of the Transaction.

2	No MAC Condition
Since the date of this Agreement, there shall not have occurred any event, circumstance, development or occurrence which, individually or together with any other such event, circumstance, development or occurrence, has had a Material Adverse Effect.

3	Ressorts SPEC Condition
Barnes Group France SAS shall have transferred the entire registered share capital of Ressorts SPEC SAS to a Retained Company.

SCHEDULE 4 – COMPLETION ARRANGEMENTS

Part A Seller’s Obligations

1	At Completion, the Seller shall deliver to the Buyer or procure that there is delivered to the Buyer:

1.1
duly executed transfers of the Target Company Shares in favour of the Buyer or its nominees together with the relevant share certificate, if issued, (or an indemnity, in the usual form, in lieu of any issued and misplaced share certificate);

1.2
where stamping and registration of any transfer of Target Company Shares is required, powers of attorney in the agreed form empowering the Buyer or its nominees to exercise each Share Seller’s rights as a shareholder in the relevant Target Company pending such necessary stamping and registration;

1.3	where stamping and registration of the relevant transfer of Target Company Shares is not required, the share register of the relevant Target Company with the Buyer entered as owner of the Shares;

1.4
the share certificates representing the shares held by the relevant Target Company in the each Target Subsidiary (or an indemnity, in the usual form, in lieu of any issued and misplaced share certificate);

1.5
written resignations, in the agreed form, from (i) each board director (other than any director appointed by employees) or president of each Target Company and Target Subsidiary, including, in each case, a confirmation from each such person that he has no claim against the Target Company or the Target Subsidiary (as the case may be) resulting from his position as board director or deputy board director or otherwise (other than any accrued right to salary, fees, disbursements or similar compensation for services rendered);

1.6	an executed counterpart of each Transaction Document (other than this Agreement and the assignation of the tenant’s interest in the Scottish Leased Property);

1.7	a copy of each power of attorney under which each of the Transaction Documents has been executed;

1.8
to the extent that such statutory books are not at the registered office of the relevant Target Entity, the statutory books of each Target Entity (including its certificate of incorporation and any certificate of incorporation on change of name) completed up to (but not reflecting) Completion;

1.9	the appropriate forms to amend the existing bank mandates and singing authorities of the bank accounts of each Target Entity after Completion;

1.10
a copy of the resignation, subject to Completion, of the auditors of each Target Entity confirming, in the form and to the extent required by applicable Laws, that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors; and

1.11	evidence that the Ressorts SPEC Condition has been satisfied.

2.	At Completion, the Seller shall procure that BGL shall deliver to the Buyer or its nominees:

2.1	physical possession of all the assets of the UK Business capable of passing by delivery;

2.2	the assignation of the tenant’s interest in the Scottish Leased Property in the agreed form duly executed by BGL;

2.3	a certified true copy of the landlord's valid consent to the assignation of the tenant’s interest in the Scottish Leased Property;

2.4
subject to the provisions of Schedule 14, duly executed agreements in the agreed form for the assignment or novation of the benefit of the Business Contracts to the Buyer, or as the Buyer directs, and all requisite notices, consents and licences therefor;

2.5	duly executed deeds of assignment or other instrument of transfer in the agreed form to transfer the Business Accounts Receivable to the Buyer or as the Buyer directs;

2.6	duly executed assignments in the agreed form to vest the Business Goodwill in the Buyer or as the Buyer directs; and

2.7
duly executed deeds of release, subject to Completion, of the fixed and floating charges granted by BGL in favour of HSBC Bank plc and Lloyds TSB Bank plc, to the extent such relate to the BGL Sale Assets.

3.
At or prior to Completion, on request by the Buyer on reasonable notice and where relevant Laws require, the Seller shall procure that meetings of the relevant Target Entity are held, on or subject to Completion, to approve the appointment of new directors and the resignation of the existing directors.

Part B Buyer’s Obligations

1.	At Completion, the Buyer shall procure that:

1.1	an amount equal to the Completion Payment shall be transferred by electronic funds transfer in immediately available funds to the Seller’s Account;

1.2	a general meeting of the shareholders of each Target Entity is convened at which:

1.2.1	subject to paragraph 3 of Part A above, the appointment of new directors and the resignation of the existing directors is approved;

1.2.2	the change of name of each Target Entity is approved; and

1.2.3	if the Buyer so wishes, and to the extent which permitted by applicable Law, at which the appointment of new auditors and the resignation of the existing auditors is approved;

1.3	a board meeting of each Target Entity is convened at which:

1.3.1
all the existing powers of attorney for the operation of the relevant Target Entity shall be revoked and new powers of attorney, giving authority to those persons nominated by the Buyer, shall be effected; and

1.3.2
all existing mandates for the operation of the bank accounts of the relevant Target Entity shall be revoked and new mandates, giving authority to those persons nominated by the Buyer, shall be effected, in each case effective immediately following Completion.

2.	At Completion, the Buyer shall deliver to the Seller:

2.1	evidence that the Buyer has satisfied the Regulatory Condition;

2.2
duly executed documents in a form reasonably satisfactory to the Seller effecting the release and discharge in full of any Seller Guarantee given in respect of any obligation or liability of any Target Entity or the UK Business and the substitution of the Buyer or its nominees as the primary obligor in respect of each such Seller Guarantee, in each case on a non‑recourse basis to the Barnes Group;

2.3	an executed counterpart of each Transaction Document (other than this Agreement and the assignation of the Scottish Leased Property);

2.4	a certified copy of each power of attorney under which each of the Transaction Documents has been executed; and

2.5
a letter of undertaking from the Buyer’s solicitors addressed to Wright Johnston & Mackenzie LLP in respect of the completion, intimation and registration of the assignation of the tenant’s interest in the Scottish Leased Property in the agreed form.

3.
At Completion, the Buyer shall notify the relevant companies registration offices regarding the resignations and appointments set out above and obtain confirmations of receipt of such notifications and as soon as reasonably practicable after Completion (and in any event within five (5) Business Days thereof) deliver copies of the same to the Seller.

SCHEDULE 5 - SELLER WARRANTIES

1.	Capacity of the Sellers

1.1	Each Seller is a company incorporated and validly existing under the Laws of the jurisdiction in which it was incorporated.

1.2	Each Seller has the requisite power and authority to enter into and to perform each Transaction Document to which it is a party.

1.3
When executed by the relevant Seller, each Transaction Document to which that Seller is a party shall constitute legal, valid and binding obligations of that Seller and shall be enforceable in accordance with its terms.

1.4	The execution and delivery of, and the performance by each Seller of its obligations under, each Transaction Document to which that Seller is a party will not:

1.4.1	result in a breach of any provision of its constitutional documents;

1.4.2	result in a breach of any order, judgment or decree of any court or Governmental Authority to which that Seller is a party or by which it is bound or Laws by which it is bound; or

1.4.3
save as provided in paragraph 1 of Schedule 2, require any Seller to obtain any consent or approval of, or give any notice to, or make any registration with, any Governmental Authority which has not been obtained or made at the date of this Agreement both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by any reason of any misrepresentation or misstatement).

1.5
No order has been made and no resolution has been passed for the winding up or liquidation of any Seller or for a provisional liquidator to be appointed in respect of any Seller, and no petition has been presented and no meeting has been convened for the purpose of the winding up or liquidation of any Seller. No Seller has become subject to any analogous proceedings or arrangements under the Laws of any applicable jurisdiction.

1.6
No administrator, administrative receiver or any other receiver or manager has been appointed by any person in respect of any Seller or all or any of its assets and no steps have been taken by any Seller nor, so far as the Seller is aware, any other person, to initiate any such appointment. No analogous appointments have been made or initiated by any Seller or, so far as the Seller is aware, any other person, under the Laws of any applicable jurisdiction.

1.7
No Seller is insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 or the equivalent insolvency Laws applicable to it, or has stopped paying its debts as they fall due.

2.	Ownership of the Target Company Shares and Target Subsidiaries

2.1
Each Sharke Seller is the sole legal and beneficial owner of the Target Company Shares set opposite its name in Part A of Schedule 1, free from any Encumbrance, there is no agreement, arrangement or obligation entered into by that Share Seller or Barnes Group Inc. to create or give any Encumbrance, on or over any of those Target Company Shares and, so far as the Seller is aware, no claim has been made by any person that it is entitled to create, or benefit from, any such Encumbrance.

2.2	The Target Company Shares and the shares in each of the Target Subsidiaries have been validly issued and allotted and are fully paid up.

2.3	The Target Company Shares comprise the entire issued share capital of the Target Companies.

2.4
Other than as referred to in this Agreement, there is no agreement or commitment outstanding which calls for the allotment or issue of, or accords to any person the right to call for the allotment or issue of, any share or loan capital in any Target Entity and, so far as the Seller is aware, no claim has been made by any person that it is entitled to the allotment or issue of any share or loan capital in any Target Entity.

2.5	No Target Company has any interest in any body corporate or undertaking other than the Target Subsidiaries and Ressorts SPEC SAS.

3.	Constitutional and Corporate Matters and Information

3.1	The brief particulars about each Target Entity set out in Parts A and B of Schedule 1 are accurate in all respects.

3.2
Each of the Target Entities is duly incorporated and validly existing under the Laws of its relevant jurisdiction of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted.

3.3	Copies of the constitutional documents of each Target Entity which are Disclosed are complete and accurate.

3.4	All documents required to be filed with or delivered by each Target Entity to the applicable commercial register have been filed or delivered in accordance with the requirements of applicable Laws.

3.5	The Books and Records of each member of the Group have been kept in accordance with the requirements of applicable Law in all material respects.

3.6	The factual information in each of the Information Memorandum and the Management Presentation (copies of which are Disclosed) was accurate as at the date of that document.

3.7
So far as the Seller is aware, or should have been aware after due enquiry, the Seller has not failed to Disclose information in relation to the BDE Business that would reasonably be considered to be material to a willing buyer acquiring the BDE Business on the terms of this Agreement and which is not the subject matter of any other Seller Warranty.

4.	Solvency

4.1
No order has been made and no resolution has been passed for the winding up or liquidation of any Target Entity or for a provisional liquidator to be appointed in respect of any of them and no petition has been presented and no meeting has been convened for the purpose of the winding up or liquidation of any of them. No Target Entity has become subject to any analogous proceedings or arrangements under the Laws of any applicable jurisdiction.

4.2
No administrator, administrative receiver or any other receiver or manager has been appointed by any person in respect of any Target Entity or all or any of their respective assets and no steps have been taken by any of them or, so far as the Seller is aware, any other person, to initiate any such appointment. No analogous appointments have been made or initiated by any Target Entity or, so far as the Seller is aware, any other person, under the Laws of any applicable jurisdiction.

4.3
No Target Entity is insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 or the equivalent insolvency Laws applicable to it, or has stopped paying its debts as they fall due.

5.	Financial Matters

5.1	The Audited Accounts of each relevant Target Entity:

5.1.1	were prepared in accordance with accounting principles generally accepted in the jurisdiction of incorporation of the relevant Target Entity at the time of their preparation; and

5.1.2
give a true and fair view of the financial position and state of affairs of that Target Entity as of the date of the relevant Audited Accounts and of the results of operations of that Target Entity for the financial period then ended.

5.2
The Audited Accounts of each relevant Target Entity as at, and for the period to, the Accounts Date, were prepared on a basis consistent with the Audited Accounts of the relevant Target Entity for the two prior accounting periods of that Target Entity.

5.3	The Unaudited Accounts of each relevant Target Entity:

5.3.1	are not required under applicable Laws to be the subject of an audit report;

5.3.2
were prepared in good faith and on a basis consistent with accounting principles generally accepted in the jurisdiction of incorporation of the relevant Target Entity at the time of their preparation; and

5.3.3
do not misstate the financial position or state of affairs of the relevant Target Entity as of the date of the relevant Unaudited Accounts nor the results of operation of that Target Entity for the financial period then ended.

5.4
The Unaudited Accounts of each relevant Target Entity as at, and for the period to, the Accounts Date, were prepared on a basis consistent with the Unaudited Accounts of the relevant Target Entity for the two prior accounting periods of that Target Entity.

5.5	The Audited Accounts of BGL:

5.5.1	were prepared in accordance with accounting principles generally accepted in the United Kingdom at the time of their preparation; and

5.5.2
give a true and fair view of the financial position and state of affairs of BGL as of the date of the relevant Audited Accounts and of the results of operations of BGL for the financial period then ended.

5.6	The Audited Accounts of BGL as at, and for the period to, the Accounts Date, have been prepared on a basis consistent with the Audited Accounts of the BGL for the two prior accounting periods of BGL.

5.7	Since the Accounts Date:

5.7.1	each Target Entity and the UK Business have been operated in the ordinary course;

5.7.2	there has been no Material Adverse Effect;

5.7.3
no Target Entity, nor BGL in relation to the UK Business, has changed its policy in relation to payment of trade creditors, accelerated the collection of its debtors or offered discounts other than in the ordinary course; and

5.7.4
none of the ‘KENT’, ‘Toolcom’ or ‘BD France’ business units comprised within the BDE Business has lost any substantial customer or supplier, nor has any such substantial customer or supplier substantially reduced its trade with the relevant business unit, nor, so far as the Seller is aware, is any such customer or supplier likely to cease to trade or substantially reduce its trade with the relevant business unit or alter the terms of its trade with the relevant business unit to the disadvantage of the relevant business unit (and for these purposes, a “substantial customer or supplier” means any customer or supplier who in the period from 1 January 2010 to 31 December 2010 accounted for five per cent. or more of the turnover of the relevant business unit (in the case of a customer) or of the goods or services supplied by the relevant business unit (in the case of a supplier).

5.8
The financial information provided by the Seller and its Affiliates for the purposes of the preparation of the Financial Reports was prepared in good faith and was not inaccurate in any material respect at the date(s) as at, or to which, that financial information was prepared, and, so far as the Seller is aware, the Financial Reports fairly and reasonably reflect the financial information that was provided by the Seller and its Affiliates for the purposes of their preparation at the date(s) as at, or to which, that financial information was prepared. So far as the Seller is aware, the Financial Reports do not materially misstate the historical operating profits of the BDE Business reflected therein for the periods to which such historical operating profits related, and a misstatement shall be “material” for these purposes if it shows a shortfall of 5 (five) per cent. or more to the actual historical operating profits for the periods to which such historical operating profits related.

5.9
Details of all borrowings and financial facilities (including any guarantee, suretyship, indemnity comfort letter or similar commitment given by or entered into by any of the Target Entities) of the Target Entities (other than any such borrowing or financial facility of which any Target Entity has the benefit through arrangements with other members of the Barnes Group and other than trade indebtedness) have been Disclosed and nothing has been done or omitted to be done which might affect or prejudice the continuance of any such borrowings or financial facilities in full force and effect.

5.10
No Target Entity is under any liability (whether actual or contingent) to repay any grant, subsidy or financial assistance made to it by any Governmental Authority and, so far as the Seller is aware, no such circumstances will arise.

6.	UK Business

6.1
Except for any BGL Sale Asset which is the subject matter of an operating or finance or capital lease, or a hire purchase or rental agreement, in each case which has been Disclosed, all BGL Sale Assets are legally and beneficially owned by BGL.

6.2
There are no Encumbrances over any of the BGL Sale Assets other than Permitted Encumbrances and there is no agreement or commitment entered into by the Seller or BGL to give or create any Encumbrance other than a Permitted Encumbrance.

6.3	All BGL Sale Assets which are the subject matter of operating or finance or capital leases, or hire purchase or rental agreements, are in the possession and/or under the control of BGL.

6.4	In the preceding twenty-four (24) months, BGL has not manufactured or supplied any products of the UK Business which were defective.

7.	Compliance with Laws

7.1
Each Target Entity is operating and has operated its business, and BGL is operating and has operated the UK Business, in all respects in accordance with the requirements of applicable Law in the jurisdiction(s) in which such Target Entity, or the UK in relation to the UK Business, is currently operating.

7.2
In the preceding twenty-four (24) months, no Target Entity, nor BGL in relation to the UK Business, has received any written notice from any Governmental Authority to the effect that it is or has been in violation of applicable Law. So far as the Seller is aware, no such written notice was received prior to then which is subsisting and has not been addressed.

8.	Material Permits

8.1
All Material Permits required by each Target Entity for or in connection with its business and by BGL for or in connection with the UK Business, in each case as currently conducted, have been Disclosed and are in full force and effect.

8.2	Each Target Entity is currently conducting its business, and BGL is currently conducting the UK Business, in all material respects in compliance with all its respective Material Permits.

8.3
Neither the Seller, BGL, nor any Target Entity has, in the preceding twenty-four (24) months, received any written notice from a Governmental Authority stating that it is in breach of any Material Permit.

9.	Litigation

9.1
No Target Entity, nor BGL in relation to the UK Business, is engaged in any litigation, administrative, arbitration, mediation or other legal proceedings (whether as claimant, defendant or otherwise) and, so far as the Seller is aware, no such litigation, administrative, arbitration, mediation or other legal proceedings are threatened.

9.2
So far as the Seller is aware, no Target Entity, nor BGL in relation to the UK Business, is the subject of any investigation, enquiry or enforcement proceedings by any Governmental Authority which would, or would reasonably be expected to, have a material adverse effect on the results of operation or financial position of it or, in the case of BGL, the UK Business.

9.3
No Target Entity, nor BGL in relation to the UK Business, is bound by any existing judgments, rulings, orders or decrees of any court or Governmental Authority which significantly and/or materially impedes its ability to carry on its business.

10.	Tax

10.1
All liabilities of each Target Entity for Tax as at the relevant Accounts Date are provided for in the applicable Accounts and all Tax for which each Target Entity is liable or liable to account has been paid (insofar as it ought to have been paid) and, without limitation, each Target Entity has made such deductions or retentions that it was obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted or retained.

10.2
All Tax Returns required to be submitted, all information required to be supplied, all records required to be kept, and all notices and payments required to be made, by each Target Entity in each case for the purposes of Tax have been submitted, supplied, kept or made on a materially proper basis.

10.3	No Target Entity has, within the preceding twenty-four (24) months, paid or become liable to pay any material penalty, fine, surcharge or interest in connection with any Tax.

10.4	No Target Entity has, within the preceding twenty-four (24) months, been subject to any audit, investigation or discovery order by any Tax Authority.

10.5
Each Target Entity is and has always been resident for tax purposes solely in its jurisdiction of incorporation, and no Target Entity has or has at any time had a permanent establishment in any jurisdiction other than that in which it is incorporated.

10.6	Each Target Entity is duly registered for Value Added Tax in its jurisdiction of incorporation.

10.7
No payments have at any time been made or received (and there are no contractual arrangements in place which anticipates such payments being made or received) by any Target Entity in respect of Group Relief.

11.	Employment and Benefits
11.A

11.1
The Disclosure Letter contains lists, as of the Offer Date, setting out the employing entity, work location, job title, salary, date of commencement of continuous employment and summary of the material benefits of each Target Entity Employee and each Relevant UK Employee.

11.2	The Seller has provided to the Buyer, on or before the Offer Date, and on a counsel-to-counsel basis, complete and accurate copies of the following:

11.2.1	each employment agreement between a Target Entity and a Key Employee;

11.2.2	each employment agreement between BGL and a Key Employee; and

11.2.3
any collective bargaining agreement or other agreement or arrangement with any trade union, works council, staff association or employee representative or other body representing any Target Entity Employee or any Relevant UK Employee (other than national or industry‑wide collective bargaining agreements or collective bargaining agreements imposed by applicable Law) under which any Target Entity or the UK Business has any current or future obligations or liabilities.

11.3
Particulars of any share option or phantom share option schemes, employee share ownership plans or trusts or employee benefit trusts in which any of the Target Entity Employees or the Relevant UK Employees participate or have the right to participate are Disclosed.

11.4	None of the Target Entities nor BGL have, in the twenty-four (24) months preceding the Offer Date, made any payment in respect of redundancy in excess of the legal minimum payment.

11.5
So far as the Seller is aware, none of the Target Entities nor BGL has made a commitment to vary in the future any contract of employment, remuneration or any benefits relating to the Target Entity Employees or the Relevant UK Employees.

11.6
As at the Offer Date, no person is employed or engaged by BGL to work wholly or mainly in the UK Business other than the Relevant UK Employees and the Relevant UK Employees are all employed by BGL and work wholly or mainly in the UK Business.

11.7
No person has been made an offer of employment or engagement to work in the UK Business or for any Target Entities at executive or management level that has not yet been accepted or that has been accepted but the employment or engagement has not yet started.

11.8	Details of any agreement for the provision of consultancy services to the Target Entities or the UK Business have been Disclosed.

11.9
Details of any Relevant UK Employee or Target Entity Employee on maternity leave, absent on grounds of disability or otherwise on long-term leave of absence, who has or may have a statutory or contractual right to return to work, including the reason for absence and any date of expected return to work, are Disclosed.

11.10	There is no ongoing, nor, so far as the Seller is aware, pending or threatened:

11.10.1
(i) labour strike, work stoppage or other similar industrial action against BGL involving any Relevant UK Employee or against any Target Entity; (ii) unfair labour practice charge or complaint against BGL involving any Relevant UK Employee or against any Target Entity; (iii) union grievance against BGL involving any Relevant UK Employee or against any Target Entity; or

11.10.2
(i) employment discrimination claim (including as to pay or other employment conditions) against BGL involving any Relevant UK Employee or against any Target Entity; or (ii) other claim (whether civil, criminal, arbitration, administrative or otherwise) against BGL involving any current or former Relevant UK Employee or against any Target Entity by Target Entity Employee or former employee of any Target Entity or against BGL or any Target Entity by any Governmental Authority on behalf of any such person.

11.11
The Seller has Disclosed any dispute, claim or legal proceedings against BGL by any Relevant UK Employee or former employee of BGL or against any Target Entity by any Target Entity Employee or former employee of any Target Entity in which it is currently engaged or of which it has received written notice in the twenty-four (24) months preceding the Offer Date.

11.12
There is no obligation or amount due to or in respect of any Relevant UK Employee or Target Entity Employee in connection with or arising from his employment which is in arrears or unsatisfied other than his normal salary for part of the month current at the Offer Date and accrued holiday.

11.13	There are no loans or advances paid to any Relevant UK Employee or Target Entity Employee by their employing entity in excess of €5,000 which are outstanding.

11.14	No Relevant UK Employee or Target Entity Employee has given notice terminating his contract of employment or is under notice of dismissal.

11.15
Each Target Entity is operating its business, and BGL is operating the UK Business, in all material respects in accordance with the requirements of applicable Laws relating to employment and employment practices (including health and safety), terms and conditions of employment, wages and hours, in the jurisdiction(s) in which such Target Entity, or the UK in relation to the UK Business, is currently operating.

11.16
In the twenty-four (24) months preceding the Offer Date, no Target Entity, nor BGL in relation to the UK Business, has received any written notice from any Governmental Authority to the effect that it is or has been in violation of applicable Laws relating to employment and employment practices (including health and safety), terms and conditions of employment, wages and hours, in the jurisdiction(s) in which such Target Entity, or the UK in relation to the UK Business, is currently operating.. So far as the Seller is aware, no such written notice has been received prior to the date twenty-four (24) months prior to the Offer Date which is subsisting and has not been addressed as at the date of this Agreement.

11.17
In the period of six years preceding the Offer Date, neither BGL nor any of the Target Entities have (nor has any predecessor or owner of any part of the UK Business or the Target Entities) been a party to any transfer under the Transfer Regulations or the Transfer of Undertakings (Protection of Employment) Regulations 1981 or regulations having the equivalent effect in any other jurisdiction affecting any of the Relevant UK Employees or Target Entity Employees.

11.B
For the purposes of the warranties in paragraphs 11.18 – 11.37, “UK Employee” shall mean each employee on the updated list of employees provided by the Seller at the date of this Agreement in accordance with clause 10.12 of this Agreement.

11.18	The Seller has provided to the Buyer a list setting out:

11.18.1	the employing entity, work location, job title, salary, date of commencement of continuous employment, notice period and summary of the benefits of each Target Entity Employee; and

11.18.2	the employing entity, identity, date of birth, work location, job title, salary, date of commencement of continuous employment, notice period and summary of the benefits of each UK Employee.

11.19	The Seller has provided to the Buyer complete and accurate copies of the following:

11.19.1	each current standard form contracts of employment of the Target Entities and BGL;

11.19.2	each employment agreement between a Target Entity and a Key Employee;

11.19.3	each employment agreement between BGL and a Key Employee;

11.19.4
any collective bargaining agreement or other agreement or arrangement with any trade union, works council, staff association or employee representative or other body representing any Target Entity Employee or any UK Employee (other than national or industry‑wide collective bargaining agreements or collective bargaining agreements imposed by applicable Law) under which any Target Entity or the UK Business has any current or future obligations or liabilities; and

11.19.5	all handbooks, manuals, rules, regulations and statements of policies, procedures and practices, in each case relevant to the Target Entity Employees’ or the UK Employees’ employment.

11.20
Full particulars of any profit sharing, commission, bonus arrangements, share option or phantom share option schemes, profit related pay schemes, employee share ownership plans or trusts or employee benefit trusts in which any of the Target Entity Employees or the UK Employees participate or have the right to participate have been provided to the Buyer.

11.21
Full particulars of any benefits that any of the Target Entity Employees or the UK Employees are entitled to, including any insurance benefits, company car, car allowance, sick pay or unpaid leave have been provided to the Buyer.

11.22	None of the Target Entities nor BGL have, in the twenty-four (24) months preceding the date of this Agreement, made any payment in respect of redundancy in excess of the legal minimum payment.

11.23	None of the Target Entities nor BGL has made a commitment to vary in the future any contract of employment, remuneration or any benefits relating to the Target Entity Employees or the UK Employees.

11.24
As at the date of this Agreement, no person is employed or engaged by BGL to work wholly or mainly in the UK Business other than the UK Employees and the UK Employees are all employed by BGL and work wholly or mainly in the UK Business.

11.25
No person has been made an offer of employment or engagement to work in the UK Business or for any Target Entities at executive or management level that has not yet been accepted or that has been accepted but the employment or engagement has not yet started.

11.26	Full particulars of any agreement for the provision of consultancy services or for the services of any other personnel to the Target Entities or the UK Business have been provided to the Buyer.

11.27	No formal claim or application or request has been made for recognition by a trade union or for creation of an employee representative body in the last 24 months.

11.28
Details of any UK Employee or Target Entity Employee on maternity leave, absent on grounds of disability or otherwise on long-term leave of absence, who has or may have a statutory or contractual right to return to work, including the reason for absence and any date of expected return to work, have been provided to the Buyer.

11.29
As far as the Seller is aware, none of the UK Employees is disabled within the meaning of the Equality Act 2010 and none of the Target Entity Employees have a serious medical condition that requires adjustments in the workplace or to their work.

11.30	There is no ongoing, nor, so far as the Seller is aware, pending or threatened:

11.30.1
(i) labour strike, work stoppage or other similar industrial action against BGL involving any UK Employee or against any Target Entity; (ii) unfair labour practice charge or complaint against BGL involving any UK Employee or against any Target Entity; (iii) union grievance against BGL involving any UK Employee or against any Target Entity; or

11.30.2
(i) employment discrimination claim (including as to pay or other employment conditions) against BGL involving any UK Employee or against any Target Entity; or (ii) other claim (whether civil, criminal, arbitration, administrative or otherwise) against BGL involving any current or former UK Employee or against any Target Entity by any Target Entity Employee or former employee of any Target Entity or against BGL or any Target Entity by any Governmental Authority on behalf of any such person.

11.31
The Seller has provided to the Buyer full details of any court or tribunal case, claim or action brought against BGL by any UK Employee or former employee of BGL or against any Target Entity by any Target Entity Employee or former employee of any Target Entity within the twenty four (24) months preceding the date of this Agreement or which the Seller has reasonable grounds to believe may be brought against the Buyer arising out of such employee’s employment with BGL or any Target Entity.

11.32
There is no obligation or amount due to or in respect of any UK Employee or Target Entity Employee in connection with or arising from his employment which is in arrears or unsatisfied other than his normal salary for part of the month current at the date of this Agreement and accrued holiday for the current holiday year.

11.33	There are no loans or advances paid to any UK Employee or Target Entity Employee by their employing entity which are outstanding.

11.34	No UK Employee or Target Entity Employee has given notice terminating his contract of employment or is under notice of dismissal.

11.35
Each Target Entity is operating its business, and BGL is operating the UK Business, in all material respects in accordance with the requirements of applicable Laws relating to employment and employment practices (including health and safety), terms and conditions of employment, wages and hours, in the jurisdiction(s) in which such Target Entity, or the UK in relation to the UK Business, is currently operating.

11.36
In the preceding twenty-four (24) months, no Target Entity, nor BGL in relation to the UK Business, has received any written notice from any Governmental Authority to the effect that it is or has been in violation of applicable Laws relating to employment and employment practices (including health and safety), terms and conditions of employment, wages and hours, in the jurisdiction(s) in which such Target Entity, or the UK in relation to the UK Business, is currently operating.. So far as the Seller is aware, no such written notice has been received prior to the date twenty-four (24) months prior to the date of this Agreement which is subsisting and has not been addressed as at the date of this Agreement.

11.37
In the preceding six years, neither BGL nor any of the Target Entities have (nor has any predecessor or owner of any part of the UK Business or the Target Entities) been a party to any transfer under the Transfer Regulations or the Transfer of Undertakings (Protection of Employment) Regulations 1981 or regulations having the equivalent effect in any other jurisdiction affecting any of the UK Employees or Target Entity Employees. No such persons have had their terms of employment varied for any reason as a result of or connected with such a transfer.

11.38
The liabilities of the BDE Business as at the date of this Agreement for wages and salaries (including bonuses and commission) of, and the provision of benefits (including pension contributions) to, employees of the BDE Business (other than temporary and part-time employees), as set out in the information provided on or before the date of this Agreement pursuant to this paragraph 11B, which was not provided on or before the Offer Date pursuant to paragraph 11A above, together with the information provided on or before the date of this Agreement pursuant to paragraph 16B below, which was not provided on or before the Offer Date pursuant to paragraph 16A below, do not exceed such liabilities as set out in the Financial Report relating to the BDE Business as at 30 June 2011 (the “June Report”) by five (5) per cent. or more, excluding any such deviation to the extent attributable in whole or in part to any of the following since the date of the June Report: (i) any liability for performance-related emoluments (including bonuses or commission) or benefits, where the underlying obligation exists at the Offer Date but the performance-related element of the entitlement had not then been assessed; (ii) any increase in liability to pay emoluments required by Law; (iii) any increase in the number of the employees of the BDE Business made in accordance with normal practice and the terms of the Offer Deed; (iv) the performance since the date of the June Report of any obligations pursuant to any legally binding contract or arrangement entered into by BGL or any Target Entity prior to the Offer Date; (v) any increase in liability in respect of any benefit plans that fell due to be renewed during the relevant period, provided that such have been replicated on similar terms so far as commercially available; (vi) any payment made further to the Retention Agreements (as the same may have been, or may be, amended, varied or modified at no cost to any Buyer Party); and (vii) the effect of inflation.

12.	Environment

12.1	Each Target Entity is operating its business, and BGL is operating the UK Business, in material compliance with all applicable Environmental Laws.

12.2
In the preceding twenty-four (24) months, no Target Entity, nor BGL in relation to the UK Business, has received any written notice from any Governmental Authority to the effect that it is or has been in violation of any applicable Environmental Law. So far as the Seller is aware, no such written notice was received prior to then which is subsisting and has not been addressed.

13.	Real Properties

13.1
The Real Properties comprise all the land and buildings owned, controlled, occupied or used by BGL in relation to the UK Business or by any Target Entity or in which BGL, in relation to the UK Business, or any Target Entity, has any right, interest or liability.

13.2	The information in respect of the Real Properties set out in Schedule 7 is accurate in all respects.

13.3	No Target Entity, nor BGL in relation to the UK Business, has agreed to acquire or dispose of the whole or any part of the Real Properties or any interest therein.

13.4	Each Target Entity and BGL has all rights of use necessary for the operation of its business from the relevant Real Property as currently conducted.

13.5	So far as the Seller is aware, the Real Properties are not encumbered by any unregistered interest of any third party which is of a material nature.

13.6	Barnes Group France SAS is solely entitled at Law and in equity to the estate of the Owned Real Property.

13.7	A complete and accurate copy of each of the Leases has been Disclosed.

13.8
So far as the Seller is aware, the Leases are in full force and effect and neither BGL nor any Target Entity is in material violation of any covenant, restriction, or other obligation under any Lease to which it is a party, nor has any such party received notice of forfeiture or irritancy in respect of any Lease to which it is party.

13.9	So far as the Seller is aware, there are no outstanding notices received by BGL from the landlords requiring BGL to repair or make good any defects in the Scottish Leased Property.

14.	Intellectual Property

14.1
The Purchased IP, the Intellectual Property owned by the Target Entities and the Business Goodwill comprises all registered Intellectual Property and material unregistered Intellectual Property used in the BDE Business as carried on at the date of this Agreement, save for any Intellectual Property which is the subject of a licence granted in favour of BGL or any Target Entity and which is Disclosed.

14.2	The Disclosure Letter contains a complete and accurate list of the registered Intellectual

Property included in the Purchased IP and of the registered Intellectual Property owned by any Target Entity.

14.3
Neither the Seller nor BGL nor any Target Entity has, in the preceding twenty-four (24) months, received a written notice alleging that the BDE Business infringes the Intellectual Property of any third parties and, so far as the Seller is aware, in carrying on its business as at the Offer Date, no Target Entity, nor BGL in relation to the UK Business, infringes any registered Intellectual Property or unregistered Intellectual Property of any third parties.

14.4
Neither the Seller nor BGL nor any Target Entity has, in the preceding twenty-four (24) months, received any written notice that the Purchased IP or the Intellectual Property owned by any Target Entity is being opposed, or that any third party is seeking its invalidation or revocation.

14.5
Neither the Seller nor BGL nor any Target Entity has, in the preceding twenty-four (24) months, issued any notice of any legal proceedings, claims or complaints against a third party regarding the infringement of the Purchased IP or the Intellectual Property owned by any Target Entity and, so far as the Seller is aware, no third party has infringed the Purchased IP or the Intellectual Property owned by any Target Entity during such twenty-four (24) month period.

14.6
Each licence of Intellectual Property granted by a third party to BGL in relation to the UK Business or to a Target Entity in relation to the registered Intellectual Property and material unregistered Intellectual Property used in the BDE Business as carried on at the date of this Agreement:

14.6.1 is in full force and effect; and

14.6.2	has not been the subject of any notice of termination, nor any allegation of breach or invalidity, received by the Seller, BGL or a Target Entity in the preceding twenty-four (24) months.

14.7	There are no maintenance or renewal fees in relation to any registered Intellectual Property included in the Purchased IP which are due and have not been paid.

15.	Contracts

15.1	Each Material Contract is in full force and effect.

15.2	Neither BGL nor any Target Entity nor, so far as the Seller is aware, any counterparty to any Material Contract is in breach of any Material Contract.

15.3
No written allegation of any breach or invalidity of any Material Contract has been received by Barnes Group Inc., BGL or any Target Entity and no written notice of termination of any Material Contract has been served or received by any of them in the preceding twenty-four months.

15.4	Complete and accurate copies of all Material Contracts have been Disclosed.

15.5	Neither BGL, in relation to the UK Business, nor any Target Entity, is a party to any Contract (other than a Material Contract or any other Contract Disclosed) which:

15.5.1	can be terminated in the event of the sale of the BDE Business as contemplated by this Agreement;

15.5.2	cannot be terminated in accordance with its terms on (12) months’ notice or less; or

15.5.3	restrict the Seller, any Target Entity or BGL from carrying on the BDE Business in any part of the World in such a way as they think fit, in each case where the exercise of any such termination right or restriction, as applicable, in respect of that individual Contract, would have a material adverse effect on the results of operation or financial position of it, or, in the case of BGL, the UK Business.

15.6
The Material Contracts are all the contracts to which the Seller, any Target Entity or BGL (in relation to the UK Business) are a party which is material to the results of operation or financial position of the BDE Business, taken as a whole.

15.7	The Material Contracts include:

15.7.1	all contracts for the sale of goods or materials or services representing 5% or more by value of the total annual sales of the BDE Business;

15.7.2	all contracts for the purchase of goods or materials or services representing 5% or more by value of the total annual purchases of the BDE Business;

15.7.3	all agency and distribution contracts of the BDE Business and any marketing, purchasing, manufacturing or licensing agreement and any joint venture or partnership agreements of the BDE Business; and

15.7.4	all operating or capital leases of the BDE Business.

15.8	The contracts between the BDE Business and its relevant customers or suppliers which have been provided to the Buyer are valid and in full force and effect.

16.	Pensions
16A

16.1
The Group Schemes which have been listed in the Data Room as at the Offer Date are the only arrangements, obligations or commitments under which the Target Entities provide or are liable to contribute to the provision of Relevant Benefits in respect of the current or former employees of the Target Entities or any other person. The UK Benefit Plans are the only arrangements, obligations or commitments under which BGL provides Relevant Benefits or is liable to contribute to the provision of Relevant Benefits in respect of Relevant UK Employees.

16.2	Material details of each of the defined benefit Group Schemes and the UK Scheme have been Disclosed.

16.3	The Group Schemes and, in respect of the Relevant UK Employees, the UK Scheme comply in all material respects with all applicable Laws and with their own governing documentation.

16.4	So far as the Seller is aware, no undertaking or assurance has been given as to the introduction,

continuance, increase or improvement of any Relevant Benefit in respect of, or the contributions payable to, any Group Scheme or the UK Benefit Plans.

16.5
The Seller has Disclosed any dispute, claim or legal proceedings against BGL or against any Target Entity in which it is currently engaged or of which it has received written notice in the twenty-four (24) months preceding the Offer Date, which relates to the provision of Relevant Benefits and is not aware of any grounds for any other such dispute, claim or legal proceedings.

16.6	All death in service, disability and ill-health benefits under the Group Schemes and the UK Scheme are fully insured.
16B
For the purposes of the warranties in paragraphs 16.7 to 16.19, “UK Employee” means each employee on the updated list of employees provided by the Seller at the date of this Agreement in accordance with clause 10.12 of this Agreement.

16.7
The Group Schemes which have been listed in the Data Room as at the Offer Date are the only arrangements, obligations or commitments under which the Target Entities provide or are liable to contribute to the provision of Relevant Benefits in respect of the current or former employees of the Target Entities or any other person. The UK Benefit Plans are the only arrangements, obligations or commitments under which BGL provides Relevant Benefits or is liable to contribute to the provision of Relevant Benefits in respect of UK Employees.

16.8
All material details of each of the Group Schemes and of the UK Benefit Plans and copies of the governing documentation and the most recent valuation reports (if any) of each of the Group Schemes and of the UK Benefit Plans have been provided to the Buyer together with:

16.8.1	Data sufficient to establish the benefits and contributions payable in respect of the members; and

16.8.2	Details of all discretionary customs and practices in connection with the scheme, including on early retirement and redundancy.

16.9	The Group Schemes and, in respect of the UK Employees, the UK Benefit Plans, comply in all material respects with all applicable Laws and with their own governing documentation.

16.10
No undertaking or assurance has been given as to the introduction, continuance, increase or improvement of any Relevant Benefit in respect of, or the contributions payable to, any Group Scheme or the UK Benefit Plans.

16.11
The Seller has provided details to the Buyer of any dispute, claim or legal proceedings which has arisen or been threatened against BGL or against any Target Entity or against any Group Scheme or any UK Benefit Plan which relates to the provision of Relevant Benefits and so far as the Seller is aware there are no grounds for any other such dispute, claim or legal proceedings.

16.12
Save as disclosed in relation to the defined benefit Group Schemes and other than where required by law, no Target Entity has given, or is liable in relation to, any indemnity, undertaking or guarantee relating to any of the Group Schemes or the benefits payable under it and is not bound by any undertaking or guarantee relating to the level of funding of any of the Group Schemes or the adequacy of the assets of any of the Group Schemes to pay the benefits under it.

16.13	All amounts payable to or in respect of the Group Schemes which have become due for payment have been paid.

16.14
So far as the Seller is aware, Completion will not trigger any provision in or obligation of a Target Entity under any of the Group Schemes other than any obligation or provision which may be required by law.

16.15
All death in service, disability and ill-health benefits under the Group Schemes are fully insured and, so far as the Seller is aware, there is no ground on which the insurer might avoid liability under the insurance.

16.16
BGL does not have any obligation to provide early retirement benefits or benefits on redundancy to any of the UK Employees as a result of the operation of the Transfer Regulations or the Transfer of Undertakings (Protection of Employment) Regulations 1981.

16.17	None of the Target Entities has participated in or been an employer for the purposes of the UK Scheme.

16.18
No UK Employee has after 30 April 2006 accrued benefits under the DB Pension Scheme or benefits, save for lump sum death benefits, which are calculated otherwise than on a money purchase basis only and without any underpin or guarantee as to the level of benefit or the investment return paid on contributions.

16.19	All death in service, disability and ill-health benefits under the Group Schemes and the UK Benefit Plans are fully insured.

17.	Insurance

17.1
The Target Entities and the UK Business are and, at all material times within the preceding five (5) years have been, adequately insured (in terms of extent, scope and amount) against each risk normally insured against by a reasonable person carrying on the same classes of business as those carried on by the relevant Target Entity or the UK Business as the case may be.

17.2
Details of the current insurance policies maintained by any of the Seller (in relation to the BDE Business), a Target Entity or BGL (in relation to the UK Business) have been Disclosed and are in full force and effect.

17.3
In the preceding twenty-four (24) months, none of the Seller, any Target Entity nor BGL has made any individual claim under the insurance policies referred to in paragraph 17.1 for an amount in excess of €250,000 that remains outstanding.

18.	Assets

18.1	Except for assets disposed of by the relevant Target Entity in the ordinary course of its business or assets which are the subject matter of operating or finance or capital leases, or any hire purchase or rental agreements, each Target Entity is the legal and beneficial owner of all assets used by the Target Entities for or in connection with the BDE Business, which assets are free of any Encumbrance other than any Permitted Encumbrance or any agreement or commitment to give or create any Encumbrance other than any Permitted Encumbrance.

18.2
All assets used by the Target Entities for or in connection with the BDE business and which are the subject matter of operating or finance or capital leases, or any hire purchase or rental agreements, are in the possession and/or under the control of the relevant Target Entity.

18.3
In the preceding twenty-four (24) months, the maintenance and obsolescence of stock by each Target Entity and the UK Business has been carried out on a basis consistent with the stock maintenance and obsolescence policy, details of which have been Disclosed.

18.4
In the preceding twenty-four (24) months, the trade debts receivable or due to any Target Entity or the UK Business have been collected or reserved for on a basis consistent with the collection of debtors policy, details of which have been Disclosed.

19.	Computer Systems

19.1	Particulars of the Computer Systems are Disclosed.

19.2	So far as the Seller is aware:

19.2.1	the elements of the Computer Systems are not materially defective and in the preceding six (6) months, the Computer Systems have not materially failed to function in whole or in part;

19.2.2	the Computer Systems are subject to access and use by each Target Entity and BGL to the extent required by such Target Entity and BGL to operate the BDE Business as currently conducted.

SCHEDULE 6 – LIMITATIONS ON LIABILITY

1.	De Minimis and Threshold

1.1
The Buyer shall not be entitled (on its own behalf or on behalf of any Share Buyer or Asset Buyer) under any circumstances to damages or any other amount in respect of any claim under the Seller Warranties (save in respect of any claim under any Seller Warranty contained in paragraphs 1 or 2 of Schedule 5) or otherwise under, or in connection with, the Transaction Documents (other than any claim under the Tax Covenant or any claim under an indemnity given by the Seller in this Agreement, (excluding any claim under Clause 9.10.5 of this Agreement, where the limitation in paragraph 1.1.1 below shall apply, but, for the avoidance of doubt, the limitation in paragraph 1.1.2 below shall not apply)) unless and until:

1.1.1	the amount of any such individual claim or series of claims that relate to the same set of facts exceeds €50,000; and

1.1.2
the aggregate amount of all such individual claims which are subject to a judgment (which are not capable of appeal), arbitral award or settlement as being payable, or agreed to be paid, by the Seller to the Buyer exceeds €1,000,000 (in which event the liability of the Seller shall be for the whole amount and not just the excess).

2.	Aggregate Liability
Save in respect of any claim under any Seller Warranty contained in paragraphs 1 or 2 of Schedule 5, any claim under the Tax Covenant or any claim under an indemnity given by the Seller in this Agreement, the maximum aggregate liability of the Seller (and all Share Sellers and Asset Sellers) in respect of claims under the Seller Warranties or otherwise under, or in connection with, the Transaction Documents whether in tort, contract, under statute or otherwise, shall not in any circumstance exceed fifty per cent. (50%) of the Initial Purchase Price. The maximum aggregate liability of the Seller (and all Share Sellers and Asset Sellers) including any claims under the Seller Warranties contained in paragraphs 1 and 2 of Schedule 5, any claim under the Tax Covenant or any claim under an indemnity given by the Seller in this Agreement, whether in tort, contract, under statute or otherwise, shall not in any circumstance exceed the Initial Purchase Price.
3.Time Limits for Bringing Claims/Settlement

3.1
Without prejudice to the provisions of Clause 10.3 in respect of any claim under Clause 10.1, no claim shall be brought against the Seller (or any Share Seller or Asset Seller) under the Seller Warranties or otherwise under or in connection with the Transaction Documents, whether in tort, contract, under statute or otherwise, and the Seller (or Share Seller or Asset Seller) shall not be liable in respect of any such claim, unless:

3.1.1
the Buyer shall have given to the Seller written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (detailing the Buyer’s calculation of the loss thereby alleged to have been suffered or, in the case of a contingent or non‑quantifiable loss, the best estimate of the Buyer as to the maximum loss that could arise) as soon as reasonably practicable after the Buyer becoming aware of the matter giving rise to such claim, and in any event within sixty (60) Business Days of becoming aware of such matter; and

3.1.2
the Buyer shall have given such written notice of claim to the Seller on or before: (i) in respect of any claim under the Tax Covenant, two (2) months following the applicable Statute of Limitation Expiry (subject to paragraph 3.2 below); (ii) in respect of any claim under any Seller Warranty (save in respect of any claim under any Seller Warranty contained in paragraphs 1 or 2 of Schedule 5), eighteen (18) months from the Completion Date; and (iii) in respect of any claim in respect of the indemnity in Clause 9.10.6, the date six (6) years from the Completion Date; and (iv) in respect of any other claim under this Agreement, the date five (5) years from the Completion Date.

3
The Buyer shall not, and shall procure that each Target Entity shall not consent or agree to the extension of any limitation period with any Tax Authority beyond the Statute of Limitation Expiry without first notifying and obtaining the consent of the Seller (such consent not to be unreasonably withheld or delayed). In the absence of such consent, the Buyer shall not be entitled to bring a claim against the Seller in respect of any such Tax matter after the date on which the relevant Statute of Limitation Expiry would have expired but for its extension. For the avoidance of doubt for the purposes of this paragraph 3.2 the making or lodging of an appeal against any assessment to Tax will not amount to either the Buyer or the Target Entity consenting or agreeing to any form of extension.

4	No liability if loss is otherwise compensated for

4	The Buyer agrees that:

4.1.1
neither it nor any other Share Buyer or Asset Buyer shall be entitled to recover damages or otherwise claim reimbursement or restitution more than once in respect of any individual claim under any of the Seller Warranties or any of the indemnities given by the Seller in this Agreement;

4.1.2
no liability shall attach to the Seller by reason of any claim under any of the Seller Warranties to the extent that the loss occasioned to the Buyer or any of its Affiliates has been recovered under any of the indemnities given by the Seller in this Agreement and no liability shall attach to the Seller under such indemnities to the extent that the same loss has been recovered by a claim under any of the Seller Warranties; and

4.1.3	the Seller shall not be liable for any claim under any of the Seller Warranties to the extent that the subject of the claim has been or is made good or compensation is otherwise paid to the Buyer.

4.2
In calculating the liability of the Seller for any claim under any of the Seller Warranties, there shall be taken into account the amount by which any Tax for which any the Buyer (or relevant Share Buyer or Asset Buyer) is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability and any claim shall be reduced by the amount of Tax relief which any Buyer has a right to obtain on any loss suffered (regardless of the actual relief obtained), which relief shall be an amount equal to the product of the claim and higher of the statutory or marginal Tax rate.

4.3
In the event of a claim under the Seller Warranties, where any Buyer is entitled to recover from any person an amount which is in relation to the matter giving rise to a claim under the Seller Warranties, the Buyer shall notify the Seller of the same and shall, and shall procure that the relevant Buyer shall, take such action as the Seller may reasonably require to enforce the recovery against the person in question and if a Buyer subsequently recovers from such person any such amount:

4.3.1
if no amount has yet been paid by the Seller in respect of the claim, the amount of the claim against the Seller shall be extinguished, or pro tanto reduced, as applicable, by the amount of the Sum Recovered;

4.3.2	if the amount paid by the Seller in respect of the claim is more than the Sum Recovered, the Buyer shall immediately pay to the Seller the Sum Recovered; and

4.3.3	if the amount paid by the Seller in respect of the claim is less than or equal to the Sum Recovered, the Buyer shall immediately pay to the Seller an amount equal to the amount paid by the Seller.
In this paragraph 4, “Sum Recovered” means an amount equal to the total of the amount actually recovered from the other person, less all costs, charges and expenses reasonably incurred by the relevant Buyer in recovering such amount.

5	Potential Claims

5.1
After Completion, upon any Buyer or Target Entity becoming aware of a potential claim, action or demand by any third party or other matter (a “Relevant Matter”) which constitutes or which would or might give rise to a claim under any Seller Warranty or otherwise under any Transaction Document, but excluding under a Tax Warranty or the Tax Covenant, the Buyer shall, and shall procure that the relevant other Buyer or Target Entity shall, as the case may be:

5.1.1	within ten (10) Business Days of becoming aware of the Relevant Matter notify the Seller by written notice of such Relevant Matter;

5.1.2
subject to the Seller indemnifying the Buyer and/or other Buyer and/or the relevant Target Entity in respect of their reasonable out of pocket expenses, take such action and give such information and access to personnel, premises, chattels, documents and records to the Seller and its professional advisors as the Seller may reasonably request for the purposes of investigating such Relevant Matter and enabling the Seller to take the action referred to in paragraph 5.2;

5.1.3	make no admission of involvement or of liability, agreement, settlement or compromise with any third party in relation to any such Relevant Matter without the prior written consent of the Seller; and

5.1.4
keep the Seller as fully informed as is reasonably practicable as to the progress of any Relevant Matter and the defence thereof and provide the Seller with copies of all material correspondence relating to such Relevant Matter within three (3) Business Days of receiving or sending such correspondence and otherwise keep the Seller as fully informed as is reasonably practicable of the status of such Relevant Matter including by:

(i)	providing the Seller with draft copies of any correspondence that the Buyer, relevant other Buyer or Target Entity intends to send before sending such correspondence;

(ii)	reflecting in such correspondence any reasonable comments that the Seller might have, provided that such comments are provided within five (5) Business Days of receipt of the draft copies; and

(iii)
informing the Seller about its proposed conduct of the Relevant Matter and reflecting any comments that the Seller might have about such conduct, provided that such comments are provided within five (5) Business Days of receipt of the draft copies.

5.2	The Seller shall be entitled:

5.2.1
to require the Buyer and/or the relevant other Buyer or Target Entity to take such action and give such information and assistance as the Seller may reasonably request in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal such Relevant Matter; and

5.2.2
to take the sole conduct of any proceedings related to such Relevant Matter as the Seller may deem appropriate (consulting with the Buyer where reasonably practicable) in the name of the Buyer, the relevant other Buyer or Target Entity (and in that connection the Buyer shall give or cause to be given to the Seller all such assistance as the Seller may reasonably require) and to instruct such solicitors or other professional advisors as the Seller may nominate to act on behalf of the Buyer or the relevant other Buyer or Target Entity (as applicable) and to act in accordance with the Seller’s sole instructions, provided that if, in the course of any such proceedings, the Buyer reasonably considers that the Seller is conducting such proceedings in a manner which would adversely affect its commercial interests in the BDE Business, the Buyer may elect to take over the conduct of the proceedings.

6	Acts of the Buyer

6.1	No claim shall be made against the Seller under any of the Seller Warranties if and to the extent that such claim is attributable in whole or part to:

6.1.1	any act, omission, transaction or arrangement carried out at the written request, or with the prior written consent, of any Buyer Party before Completion;

6.1.2	any act, omission, transaction or arrangement carried out by any Buyer or any of its Affiliates on or after Completion which is outside the ordinary course of business; or

6.1.3	any breach by the Buyer or any other Buyer Party of any obligations under any Transaction Document.

6.2	The Seller shall not be liable for any claim under any of the Seller Warranties which would not have arisen but for:

6.2.1
any objection from any employee of any Target Entity or BGL, or any customer, distributor or supplier of the BDE Business, to the Buyer or, indirectly, the Buyer Guarantor, acquiring, or proposing to acquire, the BDE Business; or

6.2.2
any reorganisation or change in ownership of the BDE Business after Completion (for the avoidance of doubt, excluding the sale of the Target Company Shares and the Purchased Assets in accordance with this Agreement) or any changes in Law or in the accounting basis on which any Target Entity values its assets or any other change in accounting or other policy or practice of any Target Entity after Completion.

6.3
The Seller shall not be liable for any claim under any of the Seller Warranties when given at the date of this Agreement if and to the extent that such claim is attributable in whole or part to any act, omission, transaction or arrangement which occurs between the Offer Date and the date of this Agreement which, on the assumption that the relevant provisions had at the relevant time been in full force and effect, (i) would not have been required to be notified to the Buyer in accordance with Clause 10.1; or (ii) was notified to the Buyer in accordance with the provisions of Clause 10.1 and to which no notification of objection was received in accordance with paragraph 3 of Schedule 11, provided that the provisions of this Clause 6.3 shall not operate to limit the liability of the Seller for any claim under any of the Seller Warranties to the extent that such claim is attributable in whole or in part to or arises as a result of: (a) any failure by any Target Entity or BGL in relation to the UK Business to comply with applicable Laws; (b) any Target Entity or BGL in relation to the UK Business settling, compromising or commencing any litigation, arbitration or alternative dispute resolution proceeding; or (c) the unlawful dismissal by any Target Entity, or BGL in relation to the UK Business, of any employee.

6.4
No member of the Barnes Group shall be liable for any costs relating to any restructuring of the BDE Business following Completion, whether tax, corporate or any other restructuring, subject to any obligation under any Seller Warranty or otherwise under this Agreement.

7	Allowance, Provision or Reserve in the Relevant Accounts
No matter shall be the subject of a claim under any of the Seller Warranties or any indemnity given by the Seller in this Agreement if any specific allowance, provision or reserve in respect of such matter shall have been made in the Accounts or such matter shall have been otherwise taken account of or reflected in the Accounts or in determining the Final Consideration.

8	Mitigation

The Buyer shall, and shall procure that each other Buyer Party shall, mitigate to the fullest extent commercially reasonable any loss or damage which would, could or might reasonably be expected to give rise to a claim under the Seller Warranties but excluding a claim under any indemnity given by the Seller under this Agreement, claim under Clause 2 of this Agreement, or any claim under Clause 10.6.1. to 10.6.4 of this Agreement.

9	Remediable Breaches
No Seller shall be liable for any claim under the Seller Warranties or otherwise under any Transaction Document to the extent that the fact, matter, event or circumstance giving rise to such claim is remediable and is remedied in full at the Seller’s cost to the reasonable satisfaction of the Buyer (within 60 days of the date on which written notice of such claim is given to the Seller).

10	Contingent Claims
No Seller shall not be liable for any claim under the Seller Warranties or otherwise under any Transaction Document which arises by reason of a liability which, at the time when written notice of the claim is given to the Seller, is contingent only or is otherwise not capable of being quantified and no Seller shall not be liable to make any payment in respect of such claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified.

11	Future Legislation
No liability shall arise in respect of any claim under any of the Seller Warranties to the extent that liability for such claim occurs or is increased as a result of the passing of, the coming into force of, or any variation, change, modification or amendment in, any Law, rule, regulation, legislation, standard, code, guidance note or policy not in force at the date of this Agreement or of any variation, change, modification or amendment after the date of this Agreement to the manner in which any of the foregoing is applied or interpreted.

12	Disclosure
The Seller Warranties are qualified by the matters and circumstances fairly disclosed, with sufficient detail to identify the matter disclosed, in the Disclosed Matters (including the Disclosure Letter) (and “Disclosed” shall be construed accordingly). To the extent that there is an inconsistency between the facts set out or referred to in any of the Disclosed Matters and the facts stated in this Agreement, the provisions of the relevant Disclosed Matter shall prevail and there shall be no liability whatsoever to any Buyer Party for any such inconsistency.

13	Interpretation
Notwithstanding anything in this Agreement to the contrary, the Buyer agrees (on behalf of itself and each other Buyer Party) with the Seller (for the benefit of the Seller and each other Seller) that the provisions of this Schedule 6 shall operate to limit the liability of the Sellers in respect of any claim arising under any Transaction Document (including in respect of any of the Seller Warranties) or otherwise, whether in tort, contract, under statute or otherwise.

14	Fraud
The provisions of this Schedule 6 shall not apply to any claim under any of the Seller Warranties or otherwise under a Transaction Document that arises as a result of fraud by any Seller.

SCHEDULE 11 – BUSINESS COVENANTS

1.	Ordinary Course of Business Covenant
Unless the Buyer otherwise consents in writing, each Target Entity and, to the extent relevant, BGL, shall carry on the BDE Business in the ordinary course between the date of this Agreement and Completion.

2.	Other Business Covenants
Without prejudice to the generality of paragraph 1 above, unless the Buyer otherwise consents in writing, no Target Entity shall do any of the following, and to the extent relevant, BGL in relation to the UK Business shall not do any of the following:

2.1
make any unbudgeted capital commitment which (together with all other capital commitments entered into between the date of this Agreement and Completion) exceeds the sum of €150,000 in aggregate, excluding any such commitment made in accordance with a Disclosed capital appropriation request in respect of the Owned Real Property and which has been approved prior to the date of this Agreement;

2.2
save as provided for in any Transaction Document, enter into any transaction or other arrangement with any member of the Barnes Group outside of the ordinary course, other than the payment of any dividend or distribution;

2.3	make any material amendment to its constitutional documents;

2.4	dismiss any Key Employee (other than for cause and other than in consequence of the matters set out in Item 5.2 of the Disclosure Letter);

2.5
make any increase in its liabilities for wages and salaries (including bonuses and commission) of, and the provision of benefits (including pension contributions) to, its employees (other than temporary and part-time employees), which would, together with all such increases made by all Target Entities and BGL, in relation to the UK Business, amount to a change representing an increase of four (4) per cent. or more to the liabilities of the BDE Business for wages and salaries of, and the provision of benefits to, its employees as set out in the schedule of such costs provided to the Buyer on or prior to the date of this Agreement setting out such costs for the immediately preceding month, excluding any such deviation to the extent attributable in whole or in part to any of the following since the date of this Agreement: (i) any liability for performance-related emoluments (including bonuses or commission) or benefits, where the underlying obligation exists at the date of this Agreement but the performance-related element of the entitlement has not yet been assessed; (ii) any increase in the number of its employees made in accordance with normal practice and the terms this Agreement; (iii) any increase in liability in respect of any benefit plans that fell due to be renewed during the relevant period, provided that such have been replicated on similar terms so far as commercially available; (iv) any payment made further to the Retention Agreements (as the same may have been, or may be, amended, varied or modified at no cost to any Buyer Party); and (v) the effect of inflation;

2.6
employ/engage any person with an aggregate annual salary or fee (on the basis of full time employment or consultancy) exceeding €100,000, unless to replace a sales force or tele-sales function that generates revenue or arises as a result of splitting a sales territory;

2.7
create, allot, issue, or grant any option over or other right to subscribe or purchase, or redeem or repurchase any share or loan capital or securities (or securities convertible into any of the foregoing);

2.8	acquire or dispose of any interest in real property for a consideration in excess of €150,000;

2.9
dispose of any material asset required or used for the operation of its business (otherwise than in the ordinary course of business, including sales of inventory and the sale of any other asset in the ordinary course of business) with a net book value of over €25,000;

2.10
(otherwise than in the ordinary course of business and other than a lien arising by operation of Law) create any Encumbrance, other than a Permitted Encumbrance, over any of its assets or its undertaking;

2.11	(otherwise than in the ordinary course of business) give any guarantees or indemnities in respect of the obligations of any third party other than another Target Entity;

2.12	make any loan (other than the granting of trade credit in the ordinary course of business in accordance with its normal practice);

2.13	enter into any (or vary any existing) sale and leaseback arrangements, factor any debts or enter into any off-balance sheet financing arrangements;

2.14
settle, compromise or commence any litigation, arbitration or alternative dispute resolution proceedings or release, discharge or compound any liability or claim in excess of €150,000 (other than debt collection in the ordinary course of business and excluding any such matter which relates to the Toolcom Claim);

2.15	change its accounting policies or accounting reference date;

2.16	enter into voluntary liquidation;

2.17	enter into any contract or transaction except in the ordinary course and on arms’ length terms;

2.18	fail to comply with any applicable Laws in a manner that materially adversely impacts the operations of any of the “KENT”, “Toolcom” and “BD France” business units;

2.19	in relation to any Target Company, dispose of any shares in or the business of any subsidiary (other than Ressorts SPEC SAS);

2.20	in relation to any Target Entity, purchase or subscribe for any shares in or the business of any entity;

2.21	agree (conditionally or otherwise) to do any of the foregoing.

3.	Buyer Consent
Pending Completion, if the Buyer receives a notice from the Seller pursuant to paragraph 2, it will promptly respond in writing if it considers that such action is not in the ordinary course of the BDE Business. Where the Seller (or any other Seller) gives such a notice to the Buyer, accompanied by such information as is sufficiently detailed for the Buyer reasonably to evaluate the matter, the Buyer shall be deemed to have consented to the matter in question if a written objection, accompanied by a detailed explanation, has not been received by the Seller or the relevant other Seller, as the case may be, within ten (10) Business Days after the date of service of such notice, provided that if a notice is made which is, in the reasonable opinion of the Seller, of an urgent nature and is identified to the Buyer as such, the Buyer shall respond to such notice as soon as reasonably practicable and shall be deemed not to have objected to the matter in question if a written notice of objection, accompanied by a detailed explanation, has not been received by the Seller or the relevant other Seller, as the case may be, within five (5) Business Days after the date of service of such notice.

4.	No Restrictions
For the avoidance of doubt, the provisions of this Schedule shall not operate so as to restrict:

4.1	any matter undertaken by any Target Entity or BGL with the intention of minimising the adverse effect of any circumstances perceived to be an emergency;

4.2	the performance of any obligations undertaken pursuant to any legally binding contract or arrangement entered into by BGL or any Target Entity prior to the date of this Agreement;

4.3	any increase in the emoluments of any category of employees/consultants of any Target Entity or BGL required by Law or made in accordance with its normal practice;

4.4
any and all reductions in the entitlements of any employee of any Target     Entity or BGL to MICP/SICP bonuses from 1 January 2012, and any     payment pursuant to, acceleration, or reduction in, the entitlements of any such employee to equity participation in the equity of the Seller Guarantor;

4.5	any matter contemplated by any Transaction Document;

4.6	any action by BGL or any Target Entity required by Law; or

4.7	any matter undertaken at the request of the Buyer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

For and on behalf of
BARNES GROUP SWITZERLAND GMBH

Signed: …………………………
Name:
Title:

For and on behalf of
BARNES GROUP INC.

Signed: …………………………
Name:
Title:

For and on behalf of
CARAMBA HOLDING GMBH

Signed: …………………………
Name:
Title:

For and on behalf of
BERNER SE

Signed: …………………………
Name:
Title: